AGREEMENT AND PLAN OF MERGER



                                BY AND AMONG



                        VISHAY INTERTECHNOLOGY, INC.

                          VISHAY ACQUISITION CORP.

                                    and

                        GENERAL SEMICONDUCTOR, INC.














                         Dated as of July 31, 2001

                             TABLE OF CONTENTS


ARTICLE I.....................................................................6
   SECTION 1.01.  The Merger..................................................6
   SECTION 1.02.  Effective Time..............................................7
   SECTION 1.03.  Effect of the Merger........................................7
   SECTION 1.04.  Certificate of Incorporation; Bylaws........................7
   SECTION 1.05.  Directors and Officers......................................7
   SECTION 1.06.  Effect on Securities, Etc...................................8
   SECTION 1.07.  Exchange of Shares..........................................9
   SECTION 1.08.  Stock Transfer Books.......................................11
   SECTION 1.09.  No Further Ownership Rights in Company Common Stock........11
   SECTION 1.10.  Lost, Stolen or Destroyed Certificates.....................11
   SECTION 1.11.  Tax Consequences...........................................11
   SECTION 1.12.  Taking of Necessary Action; Further Action.................11

ARTICLE II...................................................................11
   SECTION 2.01.  Organization and Qualification; Subsidiaries...............11
   SECTION 2.02.  Certificate of Incorporation and By-laws...................12
   SECTION 2.03.  Capitalization.............................................13
   SECTION 2.04.  Authority Relative to This Agreement.......................14
   SECTION 2.05.  Material Contracts; No Conflict; Required Filings
                    and Consents.............................................14
   SECTION 2.06.  Compliance; Permits........................................15
   SECTION 2.07.  SEC Filings; Financial Statements; Projections.............16
   SECTION 2.08.  Absence of Certain Changes or Events.......................17
   SECTION 2.09.  No Undisclosed Liabilities.................................17
   SECTION 2.10.  Absence of Litigation......................................17
   SECTION 2.11.  Employee Benefit Plans; Employment Agreements..............18
   SECTION 2.12.  Employment and Labor Matters...............................22
   SECTION 2.13.  Registration Statement; Joint Proxy Statement/
                    Prospectus...............................................23
   SECTION 2.14.  Restrictions on Business Activities........................23
   SECTION 2.15.  Title to Property..........................................24
   SECTION 2.16.  Taxes......................................................24
   SECTION 2.17.  Environmental Matters......................................25
   SECTION 2.18.  Brokers....................................................27
   SECTION 2.19.  Intellectual Property......................................27
   SECTION 2.20.  Interested Party Transactions..............................28
   SECTION 2.21.  Insurance..................................................29
   SECTION 2.22.  Products; Product Liability and Recalls....................29
   SECTION 2.23.  Opinion of Financial Advisor...............................29
   SECTION 2.24.  Tax Treatment..............................................29
   SECTION 2.25.  Supplements to the Company Disclosure Schedule.............29

ARTICLE III..................................................................30
   SECTION 3.01.  Organization and Qualification; Subsidiaries...............30
   SECTION 3.02.  Certificate of Incorporation and By-laws...................30
   SECTION 3.03.  Capitalization.............................................31
   SECTION 3.04.  Authority Relative to this Agreement.......................32
   SECTION 3.05.  Material Contracts; No Conflicts; Required Filings
                    and Consents.............................................32
   SECTION 3.06.  Compliance; Permits........................................33
   SECTION 3.07.  SEC Filings; Financial Statements..........................34
   SECTION 3.08.  Absence of Certain Changes or Events.......................34
   SECTION 3.09.  No Undisclosed Liabilities.................................35
   SECTION 3.10.  Absence of Litigation......................................35
   SECTION 3.11.  Employee Benefit Plans; Employment Agreements..............35
   SECTION 3.12.  Employment and Labor Matters...............................37
   SECTION 3.13.  Registration Statement; Joint Proxy Statement/
                    Prospectus...............................................37
   SECTION 3.14.  Restrictions on Business Activities........................38
   SECTION 3.15.  Title to Property..........................................38
   SECTION 3.16.  Taxes......................................................39
   SECTION 3.17.  Environmental Matters......................................40
   SECTION 3.18.  Brokers....................................................40
   SECTION 3.19.  Intellectual Property......................................40
   SECTION 3.20.  Product Liability and Recalls..............................41
   SECTION 3.21.  Ownership of Parent and Merger Sub.........................42
   SECTION 3.22.  No Prior Activities........................................42
   SECTION 3.23.  Ownership Interest in the Company..........................42
   SECTION 3.24.  Tax Treatment..............................................42

ARTICLE IV...................................................................42
   SECTION 4.01.  Conduct of Business by the Company Pending the Merger......42
   SECTION 4.02.  No Solicitation............................................45
   SECTION 4.03.  Conduct of Business by Parent Pending the Merger...........47

ARTICLE V....................................................................48
   SECTION 5.01.  Joint Proxy Statement/Prospectus; Registration
                    Statement................................................48
   SECTION 5.02.  Stockholders Meetings......................................50
   SECTION 5.03.  Access to Information; Confidentiality.....................51
   SECTION 5.04.  Consents; Approvals........................................51
   SECTION 5.05.  Agreements with Respect to Affiliates......................51
   SECTION 5.06.  Indemnification and Insurance..............................52
   SECTION 5.07.  Notification of Certain Matters............................53
   SECTION 5.08.  Further Action/Tax Treatment...............................53
   SECTION 5.09.  Public Announcements.......................................54
   SECTION 5.10.  Parent Common Stock........................................54
   SECTION 5.11.  Stock Option Plans, etc....................................54
   SECTION 5.12.  Certain Employee Benefits..................................55
   SECTION 5.13.  Rights Agreement...........................................56
   SECTION 5.14.  Conveyance Taxes...........................................56
   SECTION 5.15.  Accountant's Letters.......................................56
   SECTION 5.16.  Compliance with State Property Transfer Statutes...........56
   SECTION 5.17.  Parent Director............................................57

ARTICLE VI...................................................................57
   SECTION 6.01.  Conditions to Obligation of Each Party to Effect
                    the Merger...............................................57
   SECTION 6.02.  Additional Conditions to Obligations of Parent and
                    Merger Sub...............................................58
   SECTION 6.03.  Additional Conditions to Obligation of the Company.........59

ARTICLE VII..................................................................60
   SECTION 7.01.  Termination................................................60
   SECTION 7.02.  Effect of Termination......................................62
   SECTION 7.03.  Fees and Expenses..........................................62

ARTICLE VIII.................................................................64
   SECTION 8.01.  Effectiveness of Representations, Warranties and
                    Agreements...............................................64
   SECTION 8.02.  Notices....................................................64
   SECTION 8.03.  Certain Definitions........................................65
   SECTION 8.04.  Amendment..................................................66
   SECTION 8.05.  Waiver.....................................................66
   SECTION 8.06.  Headings...................................................67
   SECTION 8.07.  Severability...............................................67
   SECTION 8.08.  Entire Agreement...........................................67
   SECTION 8.09.  Assignment.................................................67
   SECTION 8.10.  Parties in Interest........................................67
   SECTION 8.11.  Failure or Indulgence Not Waiver; Remedies Cumulative......67
   SECTION 8.12.  Governing Law; Jurisdiction................................68
   SECTION 8.13.  Counterparts...............................................68
   SECTION 8.14.  Waiver of Jury Trial.......................................68
   SECTION 8.15.  Performance of Obligations.................................68
   SECTION 8.16.  Enforcement................................................68

                        AGREEMENT AND PLAN OF MERGER
                        ----------------------------

          AGREEMENT AND PLAN OF MERGER, dated as of July 31, 2001 (this "Agreement"), among Vishay Intertechnology, Inc., a Delaware corporation ("Parent"), Vishay Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of Parent ("Merger Sub"), and General
Semiconductor, Inc., a Delaware corporation (the "Company").

                            W I T N E S S E T H:
                            - - - - - - - - - -

          WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders, and consistent with and in furtherance of their respective business strategies and goals, for Parent to acquire all of the outstanding shares of the Company through the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), and upon the terms and subject to the conditions set forth herein;

          WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code") and that the transactions contemplated by this Agreement be undertaken pursuant to such plan;

          WHEREAS, Parent, Merger Sub and the Company intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code;

          WHEREAS, pursuant to the Merger, each outstanding share (together with the preferred stock purchase right associated therewith, a "Share") of the Company's common stock, par value $.01 per share (the "Company Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.07(b)), upon the terms and subject to the conditions set forth herein; and

          WHEREAS, as an inducement and a condition to the Company's willingness to enter into this Agreement, contemporaneously with the execution hereof, certain holders of Parent Common Stock are entering into Voting Agreements (the "Voting Agreements") pursuant to which, among other things, such holders are agreeing to vote, or execute written consents in respect of, all Shares beneficially owned by them or over which such holders have voting control, in favor of the Parent Stockholder Meeting Proposals, at any meeting of Parent stockholders or any adjournment thereof or in connection with any solicitation of written consents, in each case, at or in connection with which Parent stockholder action is sought on such Parent Stockholder Meeting Proposals;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Definitions:
-----------

          "Acquisition Proposal" is defined in Section 4.02(a).

          "Adjusted Option" is defined in Section 5.11(a).

          "Affiliate Plan" is defined in Section 2.11(a).

          "affiliates" is defined in Section 8.03(a).

          "Agreement" is defined in the preamble.

          "Alternative Transaction" is defined in Section 4.02(a).

          "Alternative Transaction Condition" is defined in Section
          7.03(b).

          "Benefits Continuation Period" is defined in Section 5.12(a)

          "business day" is defined in Section 8.03(b).

          "CERCLA" is defined in Section 2.17(f)(ii).

          "Certificate of Merger" is defined in Section 1.02.

          "Certificates" is defined in Section 1.06(f).

          "COBRA" is defined in Section 2.11(b).

          "Code" is defined in the recitals.

          "Company" is defined in the preamble.

          "Company Affiliate Letter" is defined in Section 5.05.

          "Company Charter Documents" is defined in Section 2.02.

          "Company Common Stock" is defined in the recitals.

          "Company Confidentiality Agreement" is defined in Section 5.03.

          "Company Convertible Notes" is defined in Section 2.03(a).

          "Company Disclosure Schedule" is defined in Section 2.01(b).

          "Company Employee" is defined in Section 5.12(a).

          "Company Employee Plans" is defined in Section 2.11(a).

          "Company Financial Advisor" is defined in Section 2.18.

          "Company Intellectual Property Assets" is defined in Section
          2.19(a).

          "Company Permits" is defined in Section 2.06(b).

          "Company Preferred Stock" is defined in Section 2.03(a).

          "Company SEC Documents" is defined in Section 2.03(b).

          "Company Significant Subsidiaries" is defined in Section 2.01(a).

          "Company Stockholders Meeting" is defined in Section 2.04(b).

          "Company Stock Option" is defined in Section 1.06(c).

          "Company Stock Option Plans" is defined in Section 1.06(c).

          "Company 2000 Form 10-K" is defined in Section 2.01(b).

          "control" is defined in Section 8.03(c).

          "Covered Persons" is defined in Section 5.06(c).

          "DGCL" is defined in the recitals.

          "D&O Insurance" is defined in Section 5.06(d).

          "Effective Time" is defined in Section 1.02.

          "Employee Benefits Supplemental Disclosure Schedule" is defined in Section 2.11(a).

          "Environmental Claim" is defined in Section 2.17(f)(i).

          "Environmental, Health and Safety Transfer Laws" is defined in
          Section 2.05(c).

          "Environmental Laws" is defined in Section 2.17(f)(ii).

          "ERISA" is defined in Section 2.11(a).

          "Exchange Act" is defined in Section 2.05(c).

          "Exchange Agent" is defined in Section 1.07(a).

          "Exchange Ratio" is defined in Section 1.06(a).

          "Expenses" is defined in Section 7.03(b).

          "Fee" is defined in Section 7.03(b).

          "GAAP" is defined in Section 2.07(b).

          "Governmental Authority" is defined in Section 2.05(c).

          "HSR Act" is defined in Section 2.05(c).

          "Indemnified Parties" is defined in Section 5.06(b).

          "Intellectual Property Assets" is defined in Section 2.19(a).

          "IRS" is defined in Section 2.11(b).

          "Joint Proxy Statement/Prospectus" is defined in Section
          2.13(a)(ii).

          "knowledge" is defined in Section 8.03(d).

          "leased employee" is defined in Section 3.11(c).

          "Material Adverse Effect" is defined in Section 8.03(e).

          "Materials of Environmental Concern" is defined in Section
          2.17(f)(iii).

          "Merger" is defined in the preamble.

          "Merger Consideration" is defined in Section 1.07(b).

          "Merger Sub" is defined in the preamble.

          "multiemployer plan" is defined in Section 3.11(b).

          "Non-Competition Agreement" is defined in Section 2.11(h).

          "Non-U.S. Monopoly Laws" is defined in Section 2.05(c).

          "Non-U.S. Plan" is defined Section 2.11(a).

          "NYSE" is defined in Section 1.06(f).

          "OSHA" is defined in Section 2.17(f)(ii).

          "Parent" is defined in the preamble.

          "Parent Affiliate Plan" is defined in Section 3.11(a).

          "Parent Charter Documents" is defined in Section 3.02.

          "Parent Class B Stock" is defined in Section 3.03(a).

          "Parent Common Stock" is defined in Section 1.06(a).

          "Parent Confidentiality Agreement" is defined in Section 5.03.

          "Parent Disclosure Schedule" is defined in Section 3.01(b).

          "Parent Employee Plans" is defined in Section 3.11(a).

          "Parent Intellectual Property Assets" is defined in Section
          3.19(a).

          "Parent Non-U.S. Plan" is defined in Section 3.11(a).

          "Parent Permits" is defined in Section 3.06(b).

          "Parent Preferred Stock" is defined in Section 3.03(a).

          "Parent SEC Documents" is defined in Section 3.06(a).

          "Parent Significant Subsidiaries" is defined in Section 3.01(b).

          "Parent Stockholders Meeting" is defined in Section 3.13(a)(ii).

          "Parent Stockholders Meeting Proposals" is defined in Section 3.13(a)(ii).

          "Parent Subsidiary Documents" is defined in Section 3.02.

          "Parent 2000 Form 10-K" is defined in Section 3.01(b).

          "PBGC" is defined in Section 2.11(b).

          "person" is defined in Section 8.03(f).

          "Post-1998 Company SEC Documents" is defined in Section 2.07(a).

          "Post-1998 Parent SEC Documents" is defined in Section 3.07(a).

          "RCRA" is defined in Section 2.17(f)(ii).

          "Registration Statement" is defined in Section 3.13(a)(i).

          "Regulation S-K" is defined in Section 2.05(a).

          "Regulation S-X" is defined in Section 2.01(a).

          "reportable event" is defined in Section 3.11(b).

          "Rights" is defined in Section 4.02(d).

          "Rights Agreement" is defined in Section 4.02(d).

          "Rule 145" is defined in Section 5.05.

          "SEC" is defined in Section 2.03(b).

          "Securities Act" is defined in Section 2.05(c).

          "Share" is defined in the recitals.

          "S Litigation" is defined in Section 8.03(e).

          "Stockholders Meetings" is defined in Section 2.13(a)(ii).

          "subsidiary" and "subsidiaries" are defined in Section 8.03(g).

          "Subsidiary Documents" is defined in Section 2.02.

          "Superior Proposal" is defined in Section 4.02(a).

          "Surviving Corporation" is defined in Section 1.01.

          "Tax" is defined in Section 2.16(b).

          "Tax Return" is defined in Section 2.16(b).

          "Terminating Breach" is defined in Section 7.01(h).

          "Terminating Change" is defined in Section 7.01(g).

          "Termination Misrepresentation" is defined in Section 7.01(f).

          "Third Party" is defined in Section 4.02(a).

          "Third Party Intellectual Property Assets" is defined in Section 2.19(c).

          "TSCA" is defined in Section 2.17(f)(ii).

          "Voting Agreements" is defined in the recitals.

          "2001 Company Balance Sheet" is defined in Section 2.09.

          "2001 Parent Balance Sheet" is defined in Section 3.09.


                                 ARTICLE I

                                 THE MERGER
                                 ----------

          SECTION 1.01. The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation").

          SECTION 1.02. Effective Time. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01, as promptly as practicable (and in any event within two business days) after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a properly executed agreement or certificate of merger as contemplated by the DGCL (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at the time of such filing or at such later time, which will be as soon as reasonably practicable, specified in the Certificate of Merger (the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, NY, unless another time or place is agreed to in writing by the parties hereto, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.

          SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          SECTION 1.04. Certificate of Incorporation; Bylaws. (a) Certificate of Incorporation. At the Effective Time, the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, however, that Article Third of the Surviving Corporation's Certificate of Incorporation shall be amended in the Merger to read in its entirety as follows: "ARTICLE THIRD. The aggregate number of shares authorized is 1,000 shares of common stock, par value $0.01 per share."

          (b) By-laws. Subject to Section 5.06, at the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by the DGCL.

          SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          SECTION 1.06. Effect on Securities, Etc. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

          (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.06(b)) shall be converted, subject to Sections 1.06 (e) and (f), into 0.563 (such ratio, the "Exchange Ratio") fully paid and nonassessable shares of common stock of Parent, par value $0.10 per share ("Parent Common Stock").

          (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor, and cease to exist.

          (c) Stock Options. At the Effective Time, all options or rights to purchase shares of Company Common Stock (a "Company Stock Option") then outstanding, whether under (A) the Amended and Restated General Semiconductor, Inc. 1993 Long-Term Incentive Plan, (B) the General Semiconductor, Inc. Amended and Restated 1998 Long-Term Incentive Plan, and/or (C) any other stock option or stock plan or agreement of the Company (collectively, the "Company Stock Option Plans"), shall be treated in accordance with Section 5.11 of this Agreement.

          (d) Capital Stock of Merger Sub. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation.

          (e) Adjustments to Exchange Ratio. The Exchange Ratio, the Merger Consideration and any other relevant amounts and terms in this Agreement shall be appropriately adjusted to reflect fully the effect of: any stock split, reverse split, or stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock); any distribution, exercise or exchange of Rights or such Rights becoming exercisable; or any reorganization, recapitalization, reclassification, readjustment, split up, combination or exchange of shares, or other like event with respect to Parent Common Stock or Company Common Stock, in any case occurring after the date hereof and prior to the Effective Time.

          (f) Fractional Shares. No certificates or scrip representing less than one share of Parent Common Stock shall be issued in exchange for Shares upon the surrender for exchange of a certificate which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a Share of Parent Common Stock upon surrender of Certificates for exchange shall be paid upon such surrender (and after taking into account all Certificates surrendered by such holder) cash (without interest) in an amount equal to such fraction multiplied by the closing price of Parent Common Stock on the New York Stock Exchange (the "NYSE") trading day immediately prior to the Effective Time of the Merger. The fractional shares of Parent Common Stock will be aggregated and no stockholder of the Company will be entitled to receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock.

          SECTION 1.07. Exchange of Shares. (a) Exchange Agent. Parent shall cause to be supplied to or for such bank or trust company as shall be designated by Parent and shall be reasonably acceptable to the Company (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, as needed for exchange and payment in accordance with this
Section 1.07 through the Exchange Agent, the Parent Common Stock deliverable pursuant to Section 1.06(a), the cash to be paid in lieu of fractional shares in exchange for outstanding Shares pursuant to Section 1.06(f) and the cash or other property in respect of any dividends or other distributions payable pursuant to Section 1.07(c).

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and as are consistent with the terms of this Agreement), and (ii) instructions to effect the surrender of the Certificates in exchange for the Parent Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) that number of whole shares of Parent Common Stock which such holder has the right to receive in accordance with Section 1.06(a) in respect of the Shares formerly evidenced by such Certificate and
(B) cash in respect of fractional shares as provided in Section 1.06(f) (the Parent Common Stock and cash in respect of fractional shares being referred to, collectively, as the "Merger Consideration").

          The holder of such Certificate, upon its exchange for shares of Parent Common Stock, shall also receive any dividends or other distributions to which such holder is entitled pursuant to Section 1.07(c). Certificates surrendered shall forthwith be canceled following the Effective Time. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, the Merger Consideration, dividends and distributions may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends or other distributions, to evidence the ownership of the number of whole shares of Parent Common Stock, and cash in respect of fractional shares, into which such Shares shall have been so converted.

          Shares held at the Effective Time in book-entry form shall be exchanged for Merger Consideration in accordance with the customary procedures of The Depository Trust Company.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock that such holder is entitled to receive, until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of Section 1.07(b). Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) on the applicable payment date, the amount of dividends or other distributions with a record date after the Effective Time not yet paid on the date of surrender of such Certificate to be paid with respect to such whole shares of Parent Common Stock.

          (d) Transfers of Ownership. If any shares of Parent Common Stock are to be delivered in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the delivery thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the delivery of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (e) Escheat. Neither Parent, Merger Sub nor the Company nor any of their respective affiliates shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (f) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, and from any cash dividends or other distributions that such holder is entitled to receive under Section 1.07(c), such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-United States tax law. To the extent that amounts are so withheld by the Exchange Agent, such portion of the Merger Consideration and other such amounts payable under
Section 1.07(c) that are withheld shall be treated for all purposes of this Agreement as having been received by the holder of the Shares in respect of which such deduction and withholding was made by the Exchange Agent.

          (g) Undistributed Merger Consideration. Any portion of the Parent Common Stock, the cash to be paid in lieu of fractional shares and the cash or other property in respect of dividends or other distributions that the holder is entitled to receive under Section 1.07(c) supplied to the Exchange Agent which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Section 1.07 shall thereafter look only to Parent for payment of their claim for Merger Consideration and any dividends or distributions with respect to Parent Common Stock.

          SECTION 1.08. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

          SECTION 1.09. No Further Ownership Rights in Company Common Stock. The Merger Consideration and distributions, if any, pursuant to
Section 1.07(c) delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

          SECTION 1.10. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration and any dividends or other distributions as may be required pursuant to this Article I; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

          SECTION 1.11. Tax Consequences. The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

          SECTION 1.12. Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take, and cause their affiliates to take, all such reasonable and lawful actions as may be necessary or appropriate in order to effectuate the Merger and the other transactions contemplated by this Agreement in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                 ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY
               ---------------------------------------------

          The Company hereby represents and warrants to Parent and Merger Sub as follows:

          SECTION 2.01. Organization and Qualification; Subsidiaries. (a) Each of the Company and its "significant subsidiaries," as defined in Regulation S-X of the federal securities laws ("Regulation S-X") (substituting for this purpose a 5% threshold for the 10% threshold appearing therein; the "Company Significant Subsidiaries") is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other power and authority necessary to own, lease or operate the properties it owns, leases or operates and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (b) Each of the Company and each Company Significant Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business activities makes such qualification or licensing necessary, except where such failures to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. A true and complete list of all of the Company's "significant" subsidiaries, as defined in Regulation S-X, is included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (the "Company 2000 Form 10-K"). A list of all subsidiaries of the Company together with the jurisdiction of organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock owned by the Company or another subsidiary of the Company is contained in Section 2.01 of the written disclosure schedule previously delivered by the Company to Parent (the "Company Disclosure Schedule").

          (c) Except as set forth in Section 2.01 of the Company Disclosure Schedule or the Company SEC Documents, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than its wholly owned subsidiaries) (i) with respect to which interest the Company or a subsidiary has invested (and currently owns) or is required to invest $1,000,000 or more, or (ii) which is a publicly-traded entity unless such interest is held for investment by the Company or its subsidiary and, to the knowledge of the Company, comprises less than five percent of the outstanding stock of such entity.

          SECTION 2.02. Certificate of Incorporation and By-laws. The Company has heretofore made available to Parent a complete and correct copy of its Restated Certificate of Incorporation and By-laws as amended to date (the "Company Charter Documents"), and will make available to Parent, as promptly as practicable, the Certificate of Incorporation and By-laws (or equivalent organizational documents) of each of the Company Significant Subsidiaries (the "Subsidiary Documents") reasonably requested by Parent. All such Company Charter Documents and Subsidiary Documents are in full force and effect, except in the case of Subsidiary Documents where the failure to be in full force and effect would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in Section 2.02 of the Company Disclosure Schedule or as would not reasonably be expected materially to interfere with its operations, neither the Company nor any of the Company Significant Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or By-laws or equivalent organizational documents.

          SECTION 2.03. Capitalization. (a) The authorized capital stock of the Company consists of 400,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"). As of July 23, 2001, (i) 37,925,131 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable (excluding treasury shares which are issued but not outstanding, all of which are not entitled to vote), and none of which has been issued in violation of preemptive or similar rights,
(ii) no shares of Company Common Stock were held by subsidiaries of the Company, (iii) 7,549,833 shares of Company Common Stock were reserved for existing grants and 22,230 shares of Company Common Stock were reserved for future grants pursuant to the Company Stock Option Plans, and (iv) 11,093,248 shares of Company Common Stock were reserved for issuance upon conversion of the Company's 5.75% convertible subordinated notes due 2006 (the "Company Convertible Notes"). There are no outstanding shares of Company Preferred Stock. Except as set forth in Section 2.03 of the Company Disclosure Schedule, no change in such capitalization has occurred since July 23, 2001 except for changes resulting from the exercise or termination of Company Stock Options which were outstanding and exercisable as of July 23, 2001 (or were outstanding as of July 23, 2001 and became exercisable in accordance with their terms thereafter) or from the conversion of Company Convertible Notes that were outstanding as of July 23, 2001.

          Except as set forth in Section 2.01, this Section 2.03 or Section
2.11 or in Section 2.03 or Section 2.11 of the Company Disclosure Schedule or the Company SEC Documents and except for the Rights and this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, including any stock purchase plan, binding on the Company or any of its subsidiaries relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully-paid and nonassessable and will not be issued in violation of preemptive or similar rights.

          (b) Except as set forth in Section 2.03 of the Company Disclosure Schedule or the reports, schedules, forms, statements, registration statements, proxy statements and other documents filed by the Company with the Securities and Exchange Commission ("SEC") since December 31, 2000 and prior to the date of this Agreement, including those incorporated by reference and not superseded by other Company SEC Documents (the "Company SEC Documents"), there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company Common Stock or the capital stock of any subsidiary. Except as set forth in Section 2.03 of the Company Disclosure Schedule or the Company SEC Documents, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries and intercompany book entry transactions, in either case entered into in the ordinary course of business. Except as set forth in Section 2.01 or 2.03 of the Company Disclosure Schedule, (i) all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of the Company's subsidiaries are duly authorized, validly issued, fully-paid and nonassessable, and (ii) all such shares (other than directors' qualifying shares and a de minimis number of shares owned by employees of such subsidiaries) are owned by the Company or another subsidiary, free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever.

          SECTION 2.04. Authority Relative to This Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby subject to the requisite approval of the Company's stockholders in accordance with the DGCL. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the requisite approval by the Company's stockholders in accordance with the DGCL and the Company Charter Documents and the filings and recording of appropriate merger documents as required by the DGCL).

          (b) As of the date hereof, the Board of Directors of the Company has unanimously (i) determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement, (ii) approved this Agreement in accordance with the applicable provisions of the DGCL, and (iii) recommended the approval of this Agreement by holders of the Company Common Stock and directed that this Agreement be submitted for consideration by the Company's stockholders at a meeting of the stockholders of the Company to consider the Merger Agreement (the "Company Stockholders Meeting"). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

          SECTION 2.05. Material Contracts; No Conflict; Required Filings and Consents. (a) Except as set forth in Section 2.05(a) of the Company Disclosure Schedule, the Company has filed or incorporated by reference as an exhibit to the Company SEC Documents all agreements, contracts, instruments, indentures, mortgages, security agreements, guaranties and other documents required to be filed as exhibits pursuant to Items 601(b)(4) and 601(b)(10) of Regulation S-K of the federal securities laws ("Regulation S-K") (without regard to the exclusion set forth in Item 601(b)(4)(iii)(A)).

          (b) Except as set forth in Section 2.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents, (ii) assuming compliance with the matters referred to in Section 2.05(c), conflict with or violate the Subsidiary Documents or any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of, or cause any, termination, amendment, redemption, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, credit facility, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (c) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require the Company or any of its subsidiaries to make or seek any consent, approval, authorization or permit of, or filing with or notification to, any governmental, administrative or regulatory authority, domestic or foreign (each, a "Governmental Authority"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (the "Exchange Act"), state securities laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and the NYSE; filings and consents under any applicable non-United States laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade ("Non-U.S. Monopoly Laws"); filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement ("Environmental, Health and Safety Transfer Laws"); and the filing and recordation of appropriate merger or other documents as required by the DGCL; (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its material obligations under this Agreement, or would not otherwise reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Company.

          SECTION 2.06. Compliance; Permits. (a) Except as set forth in
Section 2.06(a) of the Company Disclosure Schedule or the Company SEC Documents, neither the Company nor any of its subsidiaries is in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          No investigation by any Governmental Authority with respect to the Company or any of its subsidiaries is pending or, to the Company's knowledge, threatened, except as disclosed in the Company SEC Documents, except for investigations which, if they resulted in action being taken against the Company would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) Except as set forth in Section 2.06(b) of the Company Disclosure Schedule or the Company SEC Documents, the Company and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries, taken as a whole, as it is now being conducted (collectively, the "Company Permits"), except where the failure to hold such Company Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except as described in the Company SEC Documents or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 2.07. SEC Filings; Financial Statements; Projections. (a) The Company has filed all reports, schedules, forms, statements and other documents (including all exhibits thereto) required to be filed by it with the SEC since December 31, 1998 (the "Post-1998 Company SEC Documents"). Except as set forth in Section 2.07 of the Company Disclosure Schedule or the Company SEC Documents, the Post-1998 SEC Documents (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Post-1998 Company SEC Documents was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Post-1998 Company SEC Documents), and fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements (i) should be read in conjunction with the Company's consolidated financial statements contained in the Company 2000 Form 10-K, and (ii) were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The fact that the Company amends any of the Post-1998 Company SEC Documents in response to comments received from the staff of the SEC upon its review of the Joint Proxy Statement/Prospectus shall not, in and of itself and without regard to the substance of any such amendment, be deemed prima facie or conclusive evidence that the representation and warranty contained in this Section 2.07(b) is not true and correct.

          (c) The projections of the Company's revenues and net income for the calendar quarters ended September 30, 2001 and December 31, 2001 previously delivered to Parent were prepared in good faith and, to the Company's knowledge, are reasonable as of the date hereof except as they may be affected by conditions in the semiconductor industry generally or the discrete electronics component industry generally, the effects of the announcement of the transactions contemplated by this Agreement (including, without limitation, personnel changes, and any disruption of customer, supplier or employee relationships), or changes in economic, regulatory or political conditions generally or in any region in the world.

          SECTION 2.08. Absence of Certain Changes or Events. Except as set forth in Section 2.08 or Section 4.01 of the Company Disclosure Schedule or the Company SEC Documents or as contemplated by this Agreement, since December 31, 2000, the Company has conducted its business in the ordinary course and there has not occurred: (i) any changes, effects or circumstances constituting, or which would reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect;
(ii) any amendments or changes in the Company Charter Documents; (iii) any material changes to any Company Employee Plans or other employee benefit arrangements or agreements, including the establishment of any new such plans, arrangements or agreements or the extension of coverage under any such plans, arrangements or agreements to new groups of employees or other individuals, except that with respect to Non-U.S. Plans (as defined in Section 2.11(a)), any such material changes that the Company in good faith is not able to list on the Company Disclosure Schedule by the date of this Agreement may be included on the Employee Benefits Supplemental Disclosure Schedule (as defined in Section 2.11(a)); (iv) any damage to, destruction or loss of any asset of the Company (not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (v) any material change by the Company in its accounting methods, principles or practices (other than as required by changes in GAAP subsequent to the date hereof); or (vi) other than in the ordinary course of business, any sale of a material amount of assets of the Company.

          SECTION 2.09. No Undisclosed Liabilities. Except as set forth in
Section 2.09 or 4.01 of the Company Disclosure Schedule or the Company SEC Documents, neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) as of June 30, 2001 included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (the "2001 Company Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2001 Company Balance Sheet, (c) incurred since June 30, 2001 in the ordinary course of business, (d) incurred in connection with this Agreement or the Merger or the other transactions contemplated hereby, or (e) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 2.10. Absence of Litigation. Except as set forth in
Section 2.10 and Section 2.19(c) of the Company Disclosure Schedule or the Company SEC Documents or arising out of the transactions contemplated by this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or assets of the Company or any of its subsidiaries, before any court, arbitrator or Governmental Authority, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 2.11. Employee Benefit Plans; Employment Agreements. (a) "Company Employee Plans" shall mean all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), all similar plans maintained outside the United States and not required by applicable law (any non-U.S., Company Employee Plan not required by applicable law, a "Non-U.S. Plan") and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (including those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including those which contain change of control provisions or pending change of control provisions), whether maintained in the U.S. or a Non-U.S. Plan, written or otherwise, as amended, modified or supplemented, maintained or contributed to by the Company or a subsidiary of the Company for the benefit of, or relating to, any former or current employee, officer or director (or any of their beneficiaries) of the Company or a subsidiary of the Company. The term "Affiliate Plan" shall mean any other such plan, program or arrangement with respect to which the Company or any subsidiary of the Company has or would reasonably be expected to have any material liability, either as a member of a controlled group of corporations or trades or businesses, as defined under section 414 of the Code and comparable provisions of ERISA, or by contractual arrangement. Section 2.11(a) of the Company Disclosure Schedule lists each material Company Employee Plan and each material Affiliate Plan; provided, however, that the Company may omit from the Company Disclosure Schedule and instead include in an employee benefits supplement to the Company Disclosure Schedule (the "Employee Benefits Supplemental Disclosure Schedule") any material Non-U.S. Plan that the Company in good faith is not able to list on Section 2.11 of the Company Disclosure Schedule by the date of this Agreement. The Employee Benefits Supplemental Disclosure Schedule shall be delivered to Parent as promptly as practicable but in no event later than 30 days after the date hereof. With respect to each Company Employee Plan or Affiliate Plan listed in Section 2.11(a) of the Company Disclosure Schedule, the Company has provided or made available to Parent, and, with respect to each Company Employee Plan or Affiliate Plan listed in the Employee Benefits Supplemental Disclosure Schedule, the Company will provide or make available at such time as the Employee Benefits Supplemental Disclosure
Schedule is provided to Parent: (i) each such written Company Employee Plan (and, with respect to Company Employee Plans that provide equity-based benefits or that cover 50 or more participants, a written description in English of any Company Employee Plan which is not written, provided however, that such written descriptions may be included on the Employee Benefits Supplemental Disclosure Schedule to the extent that the Company in good faith is not able to provide such descriptions by the date hereof) and any related trust agreement, material insurance or other contract (including a policy), if any, the most recently prepared summary plan description, if any, summary of material modifications the substance of which is not already incorporated in the corresponding summary plan description or Company Employee Plan document, if any, and communications distributed to one or more plan participants that would reasonably be expected to materially modify the terms of any Company Employee Plan or summary plan description, whether through information actually conveyed in the communication or through a failure to convey information; (ii) the most recent annual report on Form 5500 series (or equivalent filing with respect to Non-U.S. Plans), with accompanying schedules and attachments, filed with respect to each Company Employee Plan; (iii) the most recent actuarial valuation, if any, for each Company Employee Plan and each material Affiliate Plan subject to Title IV of ERISA and each material Non-U.S. Plan, to the extent applicable; and (iv) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination).

          (b) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule or, with respect to Non-U.S. Plans, the Employee Benefits Supplemental Disclosure Schedule, or as disclosed in the Post-1998 Company SEC Documents (i) none of the Company Employee Plans or Affiliate Plans promises or provides medical or other welfare benefits to any director, officer, employee or consultant (or any of their beneficiaries) after their service with the Company or its subsidiary or affiliate terminates, other than as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (hereinafter, "COBRA"), or any similar state laws; (ii) none of the Company Employee Plans or Affiliate Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA and no Non-U.S. Plan is a multiemployer plan and no Company Employee Plan or Affiliate Plan has incurred any withdrawal liability that remains unsatisfied that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iii) neither the Company nor any of its subsidiaries, any of their respective executives nor, to the knowledge of the Company, any other party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has engaged in a transaction with respect to any Company Employee Plan or Affiliate Plan which would reasonably be expected to subject the Company or any subsidiary, directly or indirectly, to a tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iv) neither the Company or any of its subsidiaries, nor any executive of the Company or one of its subsidiaries as fiduciary of the Company Employee Plans or to the knowledge of the Company any other fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA and that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (v) all Company Employee Plans, and to the knowledge of the Company, all Affiliate Plans have been established and maintained in accordance with their terms and have been operated in compliance in all respects with the requirements of applicable law, including all filing requirements with the Department of Labor except for such failure as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (vi) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (the "IRS"); (vii) all contributions required to be made with respect to any Company Employee Plan (whether pursuant to the terms of such plan, Section 412 of the Code, any collective bargaining agreement, or otherwise) have been made on or before their due dates (including any extensions thereof) except to the extent any failure to have made such a contribution on or before its due date would not reasonably be expected to result in a current or future liability that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (viii) with respect to each Company Employee Plan and each Affiliate Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred with respect to which the Company or one of its subsidiaries has any outstanding liability that would reasonably be expected to have a Material Adverse Effect, and no Company action has occurred that resulted or is reasonably likely to result in any adverse liability for any Non-U.S. Plan that, in any case, reasonably would be expected, individually or in the aggregate, to have a Material Adverse Effect; (ix) none among the Company or any subsidiary thereof has incurred (or would reasonably be expected to incur) any liability that remains unsatisfied, or reasonably expects to incur any liability, under Title IV of ERISA with respect to either a Company Employee Plan or an Affiliate Plan including, without limitation, with respect to an event described in Section 4062, 4063 or 4041 of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation (the "PBGC") arising in the ordinary course) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and (x) other than routine claims for benefits made in the ordinary course of the operation of the Company Employee Plans, there are no pending, nor to the Company's knowledge, any threatened, claims, investigations or causes of action with respect to any Company Employee Plan or Affiliate Plan, whether maintained in the U.S. or a Non-U.S. Plan, whether made by a participant or beneficiary of such a plan, a governmental agency or otherwise, against the Company or any subsidiary of the Company, any Company director, officer or employee, any Company Employee Plan, or Affiliate Plan or any fiduciary of a Company Employee Plan or, to the knowledge of the Company, Affiliate Plan that, in any case, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (c) The Company has set forth in Section 2.11(c) of the Company Disclosure Schedule the aggregate number of options to purchase Company Common Stock outstanding as of the date hereof, and will provide to Parent, as soon as practicable after the date hereof but no later than upon delivery of the Employee Benefits Supplemental Disclosure Schedule, a true and complete list of each current or former employee, consultant, officer or director of the Company or any of its subsidiaries who, as of two days prior to the date such list is delivered, which date shall be subsequent to the date of this Agreement, holds (i) any option to purchase the Company Common Stock, together with the number of shares of the Company Common Stock subject to such option, the exercise price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code and the expiration date of such option; (ii) any shares of Company Common Stock that, as of two days prior to the date such list is delivered, which date shall be subsequent to the date of this Agreement, were unvested or subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by the Company upon any termination of the stockholder's employment, directorship or other relationship with the Company or any of its subsidiaries or which shares are subject to performance-based vesting; and
(iii) any other award or right (including share units), directly or indirectly, to receive Company Common Stock (or any other unit of Company equity) or any amount payable by reference to Company Common Stock (or any other unit of Company equity), together with the number of shares of Company Common Stock (or any other unit of Company equity) subject to such right.

          (d) To the extent not already included and so labeled in Section 2.11(a) or such other section of the Company Disclosure Schedule as is specifically referenced in Section 2.11(d) of the Company Disclosure Schedule, Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete (i) list of all material outstanding agreements with any consultants who provide services to the Company or any of its subsidiaries;
(ii) list of all material agreements with respect to the services of independent contractors or leased employees who provide services to the Company or any of its subsidiaries, whether or not they participate in any of the Company Employee Plans; (iii) description of any situation in which a material portion of the workforce of a component of the Company or its subsidiaries, whether such component is a subsidiary, unit, work location, line of business or otherwise, is composed of non common law employees, whether consultants, independent contractors or otherwise, which description shall include, if applicable, representative samples of agreements with such non common law employees; and (iv) list of all material worker council agreements of the Company or any of its subsidiaries with or relating to its employees.

          (e) Except as set forth in Section 2.11(e) of the Company Disclosure Schedule, with respect to each Company Employee Plan or material Affiliate Plan that is subject to Title IV of ERISA, since the date of the most recent actuarial report prepared by each such plan's actuary with respect to that plan's most recently completed fiscal year, nothing has occurred that would materially adversely affect the funding status of such Company Employee Plan that is not attributable to a decline in the market value of the plan's assets or an increase in the plan's liabilities in the ordinary course.

          (f) Except as set forth in Section 2.11(f) of the Company Disclosure Schedule or, with respect to Non-U.S. Plans, the Employee Benefits Supplemental Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not (i) result in any payment (including, without limitation, severance, golden parachute or bonus payments or otherwise) becoming due pursuant to any Company Employee Plan to any current or former director, officer, employee or consultant of the Company which either alone or in the aggregate are material, (ii) result in any material increase in the amount of compensation or benefits payable pursuant to any Company Employee Plan in respect of any director, officer, employee or consultant of the Company, or (iii) accelerate the vesting or timing of payment of any benefits or compensation payable pursuant to any Company Employee Plan in respect of any director, officer, employee or consultant of the Company.

          (g) There are no complaints, charges or claims against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened to be brought by or filed with any governmental authority based on, arising out of, in connection with or otherwise relating to the classification of any individual by the Company as an independent contractor or "leased employee" (within the meaning of section 414(n) of the Code) rather than as an employee, and the Company neither knows nor should the Company know of any conditions under which the Company or any of its subsidiaries is reasonably likely to incur any such liability that in each case would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (h) The Company shall indicate on Section 2.11(h) of the Company Disclosure Schedule (i) with respect to each participant in any executive severance plan or arrangement, whether such employee has entered into an agreement or a provision of an agreement prohibiting or restricting such employee from accepting employment or otherwise engaging in activity that is in competition with the business of the Company or its subsidiaries (other than with respect to the use of confidential information or trade secrets) after the termination of such individual's employment with the Company (a "Non-Competition Agreement"); and (ii) a description of those classes of employees that are required to execute a Non-Competition Agreement.

          (i) Section 2.11(i) of the Company Disclosure Schedule sets forth the maximum amount of payments (including any gross-up benefits referred to in the following sentence), for which the Company is reasonably expected to be liable, as a result of the transactions contemplated by this Agreement, under (i) any employment, severance or other agreements with consultants to or employees or executives of the Company, (ii) any severance plans or agreements (or sections of other plans or agreements that provide for severance payments) with respect to executives of the Company, (iii) any other Company Employee Plan, including, without limitation, cash out of stock options and other equity-based compensation, accelerated or enhanced payments for deferred compensation or retirement plans and payment of performance bonuses, assuming, for purposes of this sentence, the termination following the Merger of such consultant, employee or executive; it being understood that the amounts set forth on Section 2.11(i) of the Company Disclosure Schedule only include amounts that are payable, increased or otherwise enhanced as a result of the transactions contemplated by this Agreement. Other than as set forth on Section 2.11(i) of the Company Disclosure Schedule, no employee is entitled to any benefits that include a gross-up with respect to excise taxes pursuant to Section 280G of the Code.

          SECTION 2.12. Employment and Labor Matters. Except as set forth in Section 2.11(b) or Section 2.12 of the Company Disclosure Schedule or the Company SEC Documents:

          (a) Each of the Company and its subsidiaries is in compliance, and has not failed to be in compliance as a result of which it would reasonably be expected now or in the future to have liability, with all applicable U.S. and non-U.S. laws, agreements and contracts relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of the Company or any of its subsidiaries, including all such U.S. and non-U.S. laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers' compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant Governmental Authority, except where the failure to be or have been in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) Neither the Company nor any of its subsidiaries is a party to any material U.S. or non-U.S. collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any employees of the Company or any of its subsidiaries.

          (c) Neither the Company nor any of its subsidiaries is in breach of any U.S. or non-U.S. collective bargaining agreement or labor union contract, or has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries which breach, strike, slowdown, work stoppage, lockout or threat would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 2.13. Registration Statement; Joint Proxy
Statement/Prospectus. (a) Subject to the accuracy of the representations of Parent and Merger Sub in Section 3.13:

          (i) the information supplied by the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and

          (ii) the information supplied by the Company for inclusion or incorporation by reference in the joint proxy statement/prospectus to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting and to the stockholders of Parent in connection with the Parent Stockholders Meeting (the Company Stockholders Meeting and the Parent Stockholders Meeting together being referred to as the "Stockholders Meetings"; and such joint proxy statement/prospectus as amended or supplemented is referred to herein as the "Joint Proxy Statement/Prospectus") will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is mailed to stockholders or at the respective times of the Stockholders Meetings, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading or necessary to correct any statement in any earlier written communication to stockholders with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading.

          (b) If at any time prior to the respective vote of stockholders at the Stockholders Meetings, any event relating to the Company or any of its respective affiliates, officers or directors is discovered by the Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub.

          (c) The Joint Proxy Statement/Prospectus (to the extent it relates to information supplied by the Company for inclusion or incorporation by reference) shall comply in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act.

          (d) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any third party that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Joint Proxy Statement/Prospectus.

          SECTION 2.14. Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule or the Company SEC Documents, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or restricting the conduct of business by the Company or any of its subsidiaries as currently conducted by the Company or such subsidiary, or restricting any transactions (including payment of dividends and distributions) between the Company and its subsidiaries, except for any prohibition or restriction as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 2.15. Title to Property. Except as set forth in Sections
2.15 and 2.19(b) of the Company Disclosure Schedule or the Company SEC Documents, each of the Company and its subsidiaries has marketable title to all of its owned real properties and other owned assets, free and clear of all liens, charges and encumbrances, except for (i) statutory liens for taxes that are not yet due and payable or are being contested in good faith, (ii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens and (iii) such liens or other imperfections of title, if any, as do not materially interfere with the present use of the assets affected thereby or which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the 2001 Company Balance Sheet; and, to the knowledge of the Company, all leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default or event of default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 2.16. Taxes. Except as set forth in Section 2.16 of the Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

          (a) The Company and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 2001 Company Balance Sheet have been established or which are being contested in good faith. There are no claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax, there are no pending or, to the knowledge of the Company, threatened audits or investigations for or relating to any liability in respect of any Taxes, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the 2001 Company Balance Sheet have been established or which are being contested in good faith). Neither the Company nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company or any of its subsidiaries for any extension of time within which to file any Tax Return or within which to pay any amounts of Taxes shown to be due on any Tax Return. To the best knowledge of the Company, there are no liens for amounts of Taxes on the assets of the Company or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable. There are no outstanding powers of attorney enabling any party to represent the Company or any of its subsidiaries with respect to Taxes.

          Other than with respect to the Company and its subsidiaries, neither the Company nor any of its subsidiaries is liable for Taxes of any other person, or is currently under any contractual obligation to indemnify any person with respect to any amounts of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes and except for provisions in agreements for the divestiture of subsidiaries, assets or business lines of the Company or its subsidiaries that require the Company or its subsidiaries (as applicable) to indemnify a purchaser or purchaser group for amounts of Taxes of the Company or its subsidiaries (as applicable) in the nature of sales or similar Taxes incurred as a consequence of any such divestiture transactions), or is a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its subsidiaries with respect to any amounts of Taxes.

          (b) For purposes of this Agreement, the term "Tax" shall mean any United States federal, foreign, national, state, provincial, local or other jurisdictional income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, estimated, alternative, or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest or penalty imposed thereon. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

          SECTION 2.17. Environmental Matters. (a) Except as set forth in
Section 2.17(a) to the Company Disclosure Schedule or in the Company SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of the Company and its subsidiaries are in compliance with the Environmental Laws, which compliance includes the possession by the Company and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

          (b) Except as set forth in Section 2.17(b) of the Company Disclosure Schedule or the Company SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims, including claims based on "arranger liability," pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed.

          (c) Except as set forth on Section 2.17(c) of the Company Disclosure Schedule or in the Company SEC Documents, to the knowledge of the Company, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that are reasonably likely to form the basis of any Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries have retained or assumed, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth in
Section 2.17(d) of the Company Disclosure Schedule or the Company SEC Documents, (i) to the knowledge of the Company, there are no off-site locations where the Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, CERCLIS, or state Superfund site list, and the Company and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location; and
(ii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by the Company or any of its subsidiaries.

          (e) Except as would not reasonably be expected to have a Material Adverse Effect, the Company is not reasonably expected to have liability for Environmental Claims beyond the reserve recorded on the 2001 Company Balance Sheet for environmental matters.

          (f) For purposes of this Agreement:

          (i) "Environmental Claim" means any claim, action, cause of action, investigation or notice (in each case in writing or, if not in writing, to the knowledge of the Company) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release or threat of release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by Parent or the Company or any of their respective subsidiaries.

          (ii) "Environmental Laws" means, as they exist on the date hereof, all applicable United States federal, state, local and non-United States laws, regulations, codes and ordinances, relating to pollution or protection of human health (as relating to the environment or the workplace) and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"),
42 U.S.C. ss. 9601 et seq., Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss. 6901 et seq., Toxic Substances Control Act ("TSCA"), 15
U.S.C. ss. 2601 et seq., Occupational Safety and Health Act ("OSHA"), 29 U.S.C. ss. 651 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or laws.

          (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case regulated under any Environmental Law.

          SECTION 2.18. Brokers. There is no investment banker, broker, finder or other intermediary, other than Credit Suisse First Boston (the "Company Financial Advisor"), the fees and expenses of which will be paid by the Company, that has been retained by or is authorized to act on behalf of the Company or any of its affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement. The Company has heretofore furnished to Parent a complete and correct copy of all agreements or other arrangements, whether written or oral, between the Company and the Company Financial Advisor pursuant to which the Company would have any obligation to such firm arising out of the transactions contemplated by this Agreement.

          SECTION 2.19. Intellectual Property. (a) As used herein, the term "Intellectual Property Assets" shall mean all worldwide intellectual property rights, including, without limitation, patents, trademarks, service marks, copyrights, and registrations and applications therefor, licenses, trade names, Internet domain names, know-how, trade secrets, computer software programs and development tools and proprietary information, technologies and processes, and all documentation and media describing or relating to the above, in any format, whether hard copy or machine-readable only. As used herein, "Company Intellectual Property Assets" shall mean the Intellectual Property Assets used or owned by the Company or any of its subsidiaries.

          (b) Except as set forth in Section 2.19(b) of the Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all of the Company Intellectual Property Assets that are used in and are material to the business of the Company and its subsidiaries as currently conducted, without infringing or violating the rights of others.

          (c) Except as set forth in Section 2.19(c) of the Company Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no claims (i) are currently pending or, to the knowledge of the Company, are threatened by any person with respect to the Company Intellectual Property Assets, or
(ii) are, to the knowledge of the Company, currently pending or threatened by any person with respect to the Intellectual Property Assets of a third party (the "Third Party Intellectual Property Assets") to the extent arising out of any use, reproduction or distribution of, or of products or methods covered by, such Third Party Intellectual Property Assets by or through the Company or any of its subsidiaries.

          (d) Except as set forth in Section 2.19(d) of the Company Disclosure Schedule, to the Company's knowledge, there are no valid grounds for any bona fide claim to the effect that the manufacture, offer for sale, sale, licensing or use of any product, system or method either (i) now used, offered for sale, sold or licensed or, (ii) to the Company's knowledge as of the date hereof, scheduled for commercialization prior to the first anniversary of the date hereof, in each case by or for the Company or any of its subsidiaries, infringes on any Third Party Intellectual Property Assets.

          (e) Section 2.19(e) of the Company Disclosure Schedule sets forth a list of (i) to the Company's knowledge, all patents and patent applications owned by the Company and/or each of its subsidiaries worldwide; (ii) to the Company's knowledge, all trademark and service mark registrations and all trademark and service mark applications; (iii) all material common law trademarks, material trade dress and material slogans;
(iv) to the Company's knowledge, all material trade names owned by the Company and/or each of its subsidiaries worldwide; (v) to the Company's knowledge, all copyright registrations and copyright applications owned by the Company and/or each of its subsidiaries worldwide; (vi) to the Company's knowledge, all Internet domain name registrations owned by the Company and/or its subsidiaries worldwide; and (vii) to the Company's knowledge, all material licenses owned by the Company and/or each of its subsidiaries in which the Company and/or each of its subsidiaries is (A) a licensor with respect to any of the patents, trademarks, service marks, trade names, Internet domain names, or copyrights listed in Section 2.19(e) of the Company Disclosure Schedule which are material to the Company or (B) a licensee of any other person's patents, trade names, trademarks, service marks or copyrights material to the Company except for any licenses of software programs that are commercially available "off the shelf." Except as set forth in Section 2.19(e)(viii) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries has made all necessary filings and recordations to protect and maintain its interest in the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, Internet domain names, copyright registrations and copyright applications and licenses set forth in Section 2.19(e) of the Company Disclosure Schedule, except where the failure to so protect or maintain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company may supplement Section 2.19(e) of the Company Disclosure Schedule during the 30 days following the date of this Agreement, provided that there shall not be omitted from Section 2.19(e) of the Company Disclosure Schedule any Company Intellectual Property Assets, where the failure of the Company to own any such assets would, individually or in the aggregate, have a Material Adverse Effect.

          (f) To the knowledge of the Company, except as set forth in
Section 2.19(e)(viii) or 2.19(f) of the Company Disclosure Schedule or the Company SEC Documents: (i) each patent, trademark or service mark registration and copyright registration of the Company and/or each of its subsidiaries is valid and subsisting and (ii) each material license of the Company Intellectual Property Assets listed on Section 2.19(e) of the Company Disclosure Schedule is valid, subsisting and enforceable.

          (g) Except as set forth in Section 2.19(g) of the Company Disclosure Schedule, to the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company's Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of the Company or any of its subsidiaries.

          SECTION 2.20. Interested Party Transactions. Except as set forth in Section 2.20 of the Company Disclosure Schedule or the Company SEC Documents or for events as to which the amounts involved do not, in the aggregate, exceed $200,000, since the Company's proxy statement dated March 30, 2001, no event has occurred that would be required to be reported as a Certain Relationship and Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

          SECTION 2.21. Insurance. Except as set forth in Section 2.21 of the Company Disclosure Schedule or the Company SEC Documents, all material fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by the Company or any of its subsidiaries are with reputable insurance carriers and, in character and amount, insure against such risks as are customarily insured against by companies in the same or similar businesses and having a similar size and scope of operations as the Company, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. A list of all such policies will be provided to Parent as a supplement to the Company Disclosure Schedule as soon as practicable, but in no event later than thirty (30) days after the date hereof.

          SECTION 2.22. Products; Product Liability and Recalls. (a) As of the date of this Agreement, the Company has a proven process of wafer fab for a 200 million cell trench power MOSFET and has delivered the same to customers for sampling.

          (b) Except as set forth in Section 2.22(b) of the Company Disclosure Schedule or the Company SEC Documents, to the Company's knowledge, there is no claim, pending or threatened, against the Company or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by the Company or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (c) Except as set forth in Section 2.22(c) of the Company Disclosure Schedule or the Company SEC Documents, there is no pending or, to the knowledge of the Company, threatened recall or investigation of any product sold by the Company, which recall or investigation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (d) All of the test results or other information submitted in the past five years by the Company to any Governmental Authority or independent testing agency for the rating or certification of any product or facility were, to the knowledge of the Company at the time of such submission, true and correct in all material respects.

          SECTION 2.23. Opinion of Financial Advisor. The Board of Directors of the Company has been advised by the Company Financial Advisor to the effect that in its opinion, as of the date of such opinion, which date shall be within 2 business days of the date of this Agreement, the Exchange Ratio is fair to the holders of Shares from a financial point of view.

          SECTION 2.24. Tax Treatment. The Company has not taken or agreed to take any action or failed to take any action, nor is the Company aware of any facts or circumstances, that would prevent the Merger from qualifying as a reorganization within the meaning of section 368(a) of the Code.

          SECTION 2.25. Supplements to the Company Disclosure Schedule. No disclosure which will be made on any supplements to the Company Disclosure Schedule will be of a matter which would be reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                                ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          -------------------------------------------------------

          Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

          SECTION 3.01. Organization and Qualification; Subsidiaries. (a) Each of Parent and Merger Sub is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other power and authority necessary to own, lease or operate the properties it owns, leases or operates and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) Each "significant subsidiary," as defined in Regulation S-X, of Parent (substituting for this purpose a 5% threshold for the 10% threshold appearing therein; the "Parent Significant Subsidiaries") is an entity duly organized, validly existing and (to the extent the concept of good standing exists in the applicable jurisdiction) in good standing under the laws of the jurisdiction of its organization, and has the requisite corporate or other power and authority necessary to own, lease or operate the properties it owns, leases or operates and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Each Parent Significant Subsidiary is an entity duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business activities makes such qualification or licensing necessary, except where such failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.01 of the written disclosure schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule"), all of Parent's significant subsidiaries and their respective jurisdictions of organization are included in the subsidiary list contained in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "Parent 2000 Form 10-K").

          SECTION 3.02. Certificate of Incorporation and By-laws. Parent and Merger Sub have heretofore made available to the Company a complete and correct copy of each of its Restated Certificate of Incorporation and By-laws as amended to date (the "Parent Charter Documents"), and will make available to the Company, as promptly as practicable, the Certificate of Incorporation and By-laws (or equivalent organizational documents) of each Parent Significant Subsidiary (the "Parent Subsidiary Documents") reasonably requested by the Company. All such Parent Charter Documents and Parent Subsidiary Documents are in full force and effect, except in the case of Parent Subsidiary Documents where the failure to be in full force and effect would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as would not reasonably be expected materially to interfere with its operations, neither Parent, Merger Sub nor any Parent Significant Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or By-laws or equivalent organizational documents.

          SECTION 3.03. Capitalization. (a) The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock, 20,000,000 shares of Parent's Class B convertible common stock, par value $0.10 per share (the "Parent Class B Stock") and 1,000,000 shares of preferred stock, par value $1.00 per share ("Parent Preferred Stock"). As of July 27, 2001
(i) 122,432,672 shares of Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and none of which have been issued in violation of preemptive or similar rights, (ii) 15,506,634 shares of Parent Class B Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and none of which have been issued in violation of preemptive or similar rights, (iii) no shares of Parent Preferred Stock were issued and outstanding; (iv) 5,139,543 shares of Parent Common Stock were issuable upon conversion of the outstanding shares of Parent Class B Common Stock; (v) 9,717,724 shares of Parent Common Stock were issuable upon conversion of Parent's Liquid Yield Option Notes (LYONs); and (v) shares of Parent Common Stock were issuable upon exercise of stock options issued under Parent's stock option plans.

          (b) Except (i) as set forth in Section 3.03(a), (ii) for changes since July 27, 2001 resulting from the exercise of stock options, (iii) for securities of Parent or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent set forth in the Parent SEC Documents and the conversion or exchange thereof, (iv) for other rights to acquire immaterial (individually or in the aggregate) amounts of Parent Common Stock and changes resulting from the exercise thereof, (v) for changes resulting from the grant of stock based compensation to directors or employees or (vi) for changes resulting from the issuance of stock or other securities in connection with a merger or other acquisition or business combination, an underwritten public offering or an offering pursuant to Rule 144A under the Securities Act approved by Parent's Board of Directors and undertaken in compliance with Section 4.03(b), as applicable, there are no outstanding (x) shares of capital stock or voting securities of Parent, (y) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent or
(z) options, warrants or other rights agreements, arrangements or commitments of any character, including any stock purchase plan, binding on Parent, to acquire from Parent or other obligations of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. Except as set forth in the Parent SEC Documents (as defined in Section 3.06(a)), there are no outstanding obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Common Stock or the capital stock of any subsidiary.

          (c) The Parent Common Stock to be delivered as Merger
Consideration has been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable, and the issuance thereof is not subject to any preemptive or other similar right.

          SECTION 3.04. Authority Relative to this Agreement. (a) Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby, subject to the approval of the Parent Stockholders Meeting Proposals. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of the Parent Stockholders Meeting Proposals by a majority of the outstanding voting power of Parent in accordance with the DGCL, the Parent Charter Documents and the rules of the NYSE). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company of this Agreement, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

          (b) At a meeting duly called and held, or by written consent in lieu of meeting, the respective Boards of Directors of Parent and Merger Sub have (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Parent, Merger Sub and Parent's stockholders, (ii) approved this Agreement and the transactions contemplated hereby, (iii) approved the Parent Stockholder Meeting Proposals and (iv) recommended approval of the Parent Stockholder Meeting Proposals by the stockholders of Parent at the Parent Stockholders Meeting.

          SECTION 3.05. Material Contracts; No Conflicts; Required Filings and Consents. (a) Except as set forth in Section 3.05(a) of the Parent Disclosure Schedule, the Parent has filed or incorporated by reference as an exhibit to the Parent SEC Documents all agreements, contracts, instruments, indentures, mortgages, security agreements, guaranties and other documents required to be filed as exhibits pursuant to Items 601(b)(4) and 601(b)(10) of Regulation S-K (without regard to the exclusion set forth in Item 601(b)(4)(iii)(A)).

          (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not (i) conflict with or violate the Parent Charter Documents, (ii) assuming compliance with the matters referred to in Section 3.05(c), conflict with or violate the Parent Subsidiary Documents or any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of, or cause any, termination, amendment, redemption, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, credit facility, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (c) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require Parent, Merger Sub or any their subsidiaries to make or seek any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of a Certificate of Merger with respect to the Merger with the Secretary of State of Delaware; (ii) for applicable requirements, if any of the Securities Act, the Exchange Act, state securities laws, the HSR Act, and the NYSE; Non-U.S. Monopoly Laws; Environmental, Health and Safety Transfer Laws; and the filing and recordation of appropriate merger or other documents as required by the DGCL; (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay Parent and Merger Sub from performing their respective material obligations under this Agreement, or would not otherwise reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by Parent and Merger Sub.

          SECTION 3.06. Compliance; Permits. (a) Except as set forth in the reports, schedules, forms, statements, registration statements, proxy statements and other documents (the "Parent SEC Documents") filed by the Parent with the SEC since December 31, 2000 and prior to the date of this Agreement, including those incorporated therein by reference and not superseded by other Parent SEC Documents, neither Parent nor any of its subsidiaries is in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound, except for any such conflicts, defaults or violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          No investigation by any Governmental Authority with respect to Parent or any of its subsidiaries is pending or, to Parent's knowledge, threatened, except for investigations which, if they resulted in action being taken against Parent, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) Except as set forth in the Parent SEC Documents, Parent and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the businesses of Parent and its subsidiaries, taken as a whole, as it is now being conducted (collectively, the "Parent Permits"), except where the failure to hold such Parent Permits would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except as described in the Parent SEC Documents or where the failure to so comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 3.07. SEC Filings; Financial Statements. (a) Parent has filed all reports, schedules, forms, statements and other documents (including all exhibits thereto) required to be filed by it with the SEC since December 31, 1998 (the "Post-1998 Parent SEC Documents"). Except as set forth in the Parent SEC Documents, the Post-1998 Parent SEC Documents
(i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section
3.07 of the Parent Disclosure Schedule, none of the Parent's subsidiaries is required to file with the SEC periodic reports pursuant to the Exchange Act.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Post-1998 Parent SEC Documents was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Post-1998 Parent SEC Documents), and fairly presents in all material respects, the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements (i) should be read in conjunction with the Parent's consolidated financial statements contained in the Parent 2000 Form 10-K, and (ii) were or are subject to normal and recurring year end adjustments which were not or are not expected to be material in amount. The fact that Parent amends any of the Post-1998 Parent SEC Documents in response to comments received from the staff of the SEC upon its review of the Joint Proxy Statement/Prospectus shall not, in and of itself and without regard to the substance of any such amendment, be deemed prima facie or conclusive evidence that the representation and warranty contained in this Section 3.07(b) is not true and correct.

          (c) The projections of the Parent revenues and net income for the calendar quarters ended September 30, 2001 and December 31, 2001, previously delivered to the Company, were prepared in good faith and, to the Parent's knowledge, are reasonable as of the date hereof, except as they may be affected by conditions in the semiconductor industry generally or the discrete electronics component industry generally, the effects of the announcement of the transactions contemplated by this Agreement (including, without limitation, personnel changes and any disruption of customer, supplier or employee relationships), or changes in economic, regulatory or political conditions generally or in any region in the world.

          SECTION 3.08. Absence of Certain Changes or Events. Except as set forth in the Parent SEC Documents or as contemplated by this Agreement, since December 31, 2000, Parent has conducted its business in the ordinary course and there has not occurred: (i) any changes, effects or circumstances constituting, or which would reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect;
(ii) any amendments or changes in the Parent Charter Documents, except to increase the authorized capital of Parent; (iii) any damage to, destruction or loss of any asset of Parent (not covered by insurance) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iv) any material change by Parent in its accounting methods, principles or practices (other than as required by GAAP subsequent to the date hereof); or (v) other than in the ordinary course of business, any sale of a material amount of assets of Parent.

          SECTION 3.09. No Undisclosed Liabilities. Except as set forth in the Parent SEC Documents, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in Parent's unaudited balance sheet (including any related notes thereto) as of March 31, 2001 included in Parent's Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2001 (the "2001 Parent Balance Sheet"), (b) incurred in the ordinary course of business and not required under GAAP to be reflected on the 2001 Parent Balance Sheet, (c) incurred since March 31, 2001 in the ordinary course of business, (d) incurred in connection with this Agreement or the Merger or the other transactions contemplated hereby, or (e) which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 3.10. Absence of Litigation. Except as set forth in the Parent SEC Documents or arising out of the transactions contemplated by this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or assets of Parent or any of its subsidiaries, before any court, arbitrator or Governmental Authority, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 3.11. Employee Benefit Plans; Employment Agreements. (a) "Parent Employee Plans" shall mean all "employee pension benefit plans" (as defined in Section 3(2) of ERISA), all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), all similar plans maintained outside the United States and not required by applicable law (any non-U.S. Parent Employee Plan not required by applicable law, a "Parent Non-U.S. Plan") and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements (including those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including those which contain change of control provisions or pending change of control provisions), whether maintained in the U.S. or a Parent Non-U.S. Plan, written or otherwise, as amended, modified or supplemented, maintained or contributed to by Parent or a subsidiary of Parent for the benefit of, or relating to, any former or current employee, officer or director (or any of their beneficiaries) of Parent or a subsidiary of the Parent. The term "Parent Affiliate Plan" shall mean any other such plan, program or arrangement with respect to which Parent or any subsidiary of Parent has or would reasonably be expected to have any material liability, either as a member of a controlled group of corporations or trades or businesses, as defined under section 414 of the Code and comparable provisions of ERISA, or by contractual arrangement.

          (b) Except as set forth in Section 3.11(b) of the Parent Disclosure Schedule or as disclosed in the Post-1998 Parent SEC Documents
(i) none of the Parent Employee Plans or Parent Affiliate Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA and no Parent Non-U.S. Plan is a multiemployer plan and no Parent Employee Plan or Parent Affiliate Plan has incurred any withdrawal liability that remains unsatisfied that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (ii) neither Parent nor any of its subsidiaries, any of their respective executives nor, to the knowledge of Parent, any other party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has engaged in a transaction with respect to any Parent Employee Plan or Parent Affiliate Plan which would reasonably be expected to subject Parent or any subsidiary, directly or indirectly, to a tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iii) neither Parent or any of its subsidiaries, nor any executive of Parent or one of its subsidiaries as fiduciary of the Parent Employee Plans or to the knowledge of Parent any other fiduciary of any Parent Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA and that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (iv) all Parent Employee Plans, and to the knowledge of Parent, all Parent Affiliate Plans have been established and maintained in accordance with their terms and have been operated in compliance in all respects with the requirements of applicable law, including all filing requirements with the Department of Labor except for such failure as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (v) each Parent Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS; (vi) all contributions required to be made with respect to any Parent Employee Plan (whether pursuant to the terms of such plan, Section 412 of the Code, any collective bargaining agreement, or otherwise) have been made on or before their due dates (including any extensions thereof) except to the extent any failure to have made such a contribution on or before its due date could not reasonably be expected to result in a current or future liability that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (vii) with respect to each Parent Employee Plan and each Parent Affiliate Plan, no "reportable event" within the meaning of
Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred with respect to which Parent or one of its subsidiaries has any material outstanding liability that would reasonably be expected to have a Material Adverse Effect, and no Parent action has occurred that resulted or is reasonably likely to result in any adverse liability for any Parent Non-U.S. Plan that, in any case, reasonably would be expected, individually or in the aggregate, to have a Material Adverse Effect; (viii) none among Parent or any subsidiary thereof has incurred (or would reasonably be expected to incur) any liability that remains unsatisfied, or reasonably expects to incur any liability, under Title IV of ERISA with respect to either a Parent Employee Plan or a Parent Affiliate Plan including, without limitation, with respect to an event described in
Section 4062, 4063 or 4041 of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course) that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and (ix) other than routine claims for benefits made in the ordinary course of the operation of the Parent Employee Plans, there are no pending, nor to Parent's knowledge, any threatened, claims, investigations or causes of action with respect to any Parent Employee Plan or Parent Affiliate Plan, whether maintained in the U.S. or a Parent Non-U.S. Plan, whether made by a participant or beneficiary of such a plan, a governmental agency or otherwise, against Parent or any subsidiary of Parent, any Parent director, officer or employee, any Parent Employee Plan, or Parent Affiliate Plan or any fiduciary of a Parent Employee Plan or, to the knowledge of Parent, Parent Affiliate Plan that, in any case, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (c) There are no complaints, charges or claims against Parent or any of its subsidiaries pending or, to the knowledge of Parent, threatened to be brought by or filed with any governmental authority based on, arising out of, in connection with or otherwise relating to the classification of any individual by Parent as an independent contractor or "leased employee" (within the meaning of section 414(n) of the Code) rather than as an employee, and Parent neither knows nor should Parent know of any conditions under which Parent or any of its subsidiaries is reasonably likely to incur any such liability that in each case would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 3.12. Employment and Labor Matters. Except as set forth in Section 3.11(b) or Section 3.12 of the Parent Disclosure Schedule or the Parent SEC Documents:

          (a) Each of Parent and its subsidiaries is in compliance, and has not failed to be in compliance as a result of which it would reasonably be expected now or in the future to have liability, with all applicable U.S. and non-U.S. laws, agreements and contracts relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of Parent or any of its subsidiaries including all such U.S. and non-U.S. laws, agreements and contracts relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, human rights, fair labor standards, occupational safety and health, workers' compensation, pay equity, wrongful discharge and violation of the potential rights of such former, current, and prospective employees, independent contractors and leased employees, and has timely prepared and filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant Governmental Authority, except where the failure to be or have been in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (b) Neither Parent nor any of its subsidiaries is in breach of any U.S. or non-U.S. collective bargaining agreement or labor union contract, or has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries which breach, strike, slowdown, work stoppage, lockout or threat would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 3.13. Registration Statement; Joint Proxy
Statement/Prospectus. (a) Subject to the accuracy of the representations of the Company in Section 2.13:

          (i) the registration statement on Form S-4 (or on such other form as shall be appropriate) (as it may be amended, the "Registration Statement"), pursuant to which the Parent Common Stock to be delivered to the stockholders of the Company by Parent in connection with the Merger will be registered with the SEC, shall not, at the respective times the Registration Statement (including any amendments or supplements thereto) is filed with the SEC or declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and

          (ii) the information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is mailed to stockholders or, at the time of the Company Stockholder Meeting or at the time of the meeting of the stockholders of Parent (the "Parent Stockholders Meeting") to consider proposals for (1) an increase in the authorized capital of Parent in an amount at least sufficient for (x) the issuance of Parent Common Stock in the Merger as provided in this Agreement, (y) the issuance of Parent Common Stock upon conversion of the outstanding Company Convertible Notes (in accordance with the conversion ratio as in effect on the date hereof) and (z) the issuance of Parent Common Stock upon exercise of all outstanding Company Stock Options as provided in this Agreement and (2) the authorization of the issuance of Parent Common Stock as provided in the preceding clause (1) (such proposals, the "Parent Stockholders Meeting Proposals"), contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading, or necessary to correct any statement in any earlier written communication to stockholders with respect to the solicitation of proxies for the respective Stockholders Meeting which has become false or misleading.

          (b) If at any time prior to the respective vote of stockholders at the Stockholders Meetings, any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors is discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent or Merger Sub shall promptly inform the Company.

          (c) The Registration Statement and the Joint Proxy
Statement/Prospectus shall comply in all material respects with the requirements of all applicable laws, including the Securities Act and the Exchange Act.

          (d) Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any third party that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Joint Proxy Statement/Prospectus.

          SECTION 3.14. Restrictions on Business Activities. Except for this Agreement or as set forth in the Parent SEC Documents, there is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or restricting the conduct of business by Parent or any of its subsidiaries as currently conducted by Parent or such subsidiary, or restricting any transactions (including payment of dividends and distributions) between Parent and its subsidiaries, except for any prohibition or restriction as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 3.15. Title to Property. Except as set forth in the Parent SEC Documents, each of Parent and its subsidiaries has marketable title to all of its owned real properties and other owned assets, free and clear of all liens, charges and encumbrances, except for (i) statutory liens for taxes that are not yet due and payable or are being contested in good faith, (ii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens and (iii) such liens or other imperfections of title, if any, as do not materially interfere with the present use of the assets affected thereby or which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and except for liens which secure indebtedness reflected in the 2001 Parent Balance Sheet; and, to the knowledge of Parent, all leases pursuant to which Parent or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default or event of default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          SECTION 3.16. Taxes. Except as set forth in Section 3.16 of the Parent Disclosure Schedule or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:

          Parent and each of its subsidiaries has timely and accurately filed, or caused to be timely and accurately filed, all Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the 2001 Parent Balance Sheet have been established or which are being contested in good faith. There are no claims or assessments pending against Parent or any of its subsidiaries for any alleged deficiency in any Tax, there are no pending or, to the knowledge of Parent, threatened audits or investigations for or relating to any liability in respect of any Taxes, and Parent has not been notified in writing of any proposed Tax claims or assessments against Parent or any of its subsidiaries (other than in each case, claims or assessments for which adequate reserves in the 2001 Parent Balance Sheet have been established or which are being contested in good faith). Neither Parent nor any of its subsidiaries has executed any waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by Parent or any of its subsidiaries for any extension of time within which to file any Tax Return or within which to pay any amounts of Taxes shown to be due on any Tax Return. To the best knowledge of Parent, there are no liens for amounts of Taxes on the assets of Parent or any of its subsidiaries except for statutory liens for current Taxes not yet due and payable.

          Other than with respect to Parent and its subsidiaries, neither Parent nor any of its subsidiaries is liable for Taxes of any other person, or is currently under any contractual obligation to indemnify any person with respect to any amounts of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes and except for provisions in agreements for the divestiture of subsidiaries, assets or business lines of Parent or its subsidiaries, that require Parent or its subsidiaries (as applicable) to indemnify a purchaser or purchaser group for amounts of Taxes of Parent or its subsidiaries (as applicable) in the nature of sales or similar Taxes incurred as a consequence of any such divestiture transactions), or is a party to any tax sharing agreement or any other agreement providing for payments by Parent or any of its subsidiaries with respect to any amounts of Taxes.

          SECTION 3.17. Environmental Matters. (a) Except as set forth in
Section 3.17(a) to the Parent Disclosure Schedule or in the Parent SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the operations and properties of Parent and its subsidiaries are in compliance with the Environmental Laws, which compliance includes the possession by Parent and its subsidiaries of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

          (b) Except as set forth in Section 3.17(b) of the Parent Disclosure Schedule or the Parent SEC Documents or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there are no Environmental Claims, including claims based on "arranger liability," pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or, to the knowledge of Parent, against any person or entity whose liability for any Environmental Claim has been retained or assumed by Parent or any of its subsidiaries.

          (c) Except as set forth on Section 3.17(c) of the Parent Disclosure Schedule or in the Parent SEC Documents, to the knowledge of Parent, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that are reasonably likely to form the basis of any Environmental Claim against Parent or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim Parent or any of its subsidiaries have retained or assumed, except for such Environmental Claims that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or as set forth in
Section 3.17(d) of the Parent Disclosure Schedule or the Parent SEC Documents, (i) to the knowledge of Parent, there are no off-site locations where the Company or any of its subsidiaries has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, CERCLIS, or state Superfund site list, and Parent and its subsidiaries have not been notified that any of them is a potentially responsible party at any such location; and (ii) there is no friable asbestos containing material contained in or forming part of any building, building component, structure or office space owned, leased or operated by Parent or any of its subsidiaries.

          SECTION 3.18. Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its affiliates who might be entitled to any fee or commission from Parent or any of its affiliates in connection with the transactions contemplated by this Agreement.

          SECTION 3.19. Intellectual Property. (a) As used herein, "Parent Intellectual Property Assets" shall mean the Intellectual Property Assets used or owned by Parent or any of its subsidiaries.

          (b) Except as would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, Parent and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all of the Parent Intellectual Property Assets that are used in and are material to the business of Parent and its subsidiaries as currently conducted, without infringing or violating the rights of others.

          (c) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no claims (i) are currently pending or, to the knowledge of Parent are threatened by any person with respect to the Parent Intellectual Property Assets, or (ii) are, to the knowledge of Parent, currently pending or threatened by any person with respect to Third Party Intellectual Property Assets to the extent arising out of any use, reproduction or distribution of, or of products or methods covered by, such Third Party Intellectual Property Assets by or through Parent or any of its subsidiaries.

          (d) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, to the knowledge of Parent, there are no valid grounds for any bona fide claim to the effect that the manufacture, offer for sale, sale, licensing or use of any product, system or method either (i) now used, offered for sale, sold or licensed or, (ii) to Parent's knowledge as of the date hereof, scheduled for commercialization prior to the first anniversary of the date hereof, in each case by or for Parent or any of its subsidiaries, infringes on any Third Party Intellectual Property Assets.

          (e) Parent and/or each of its subsidiaries has made all necessary filings and recordations to protect and maintain its interest in the Parent Intellectual Property Assets, except where the failure to so protect or maintain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (f) To the knowledge of Parent, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse
Effect: (i) each patent, trademark or service mark registration and copyright registration of Parent and/or each of its subsidiaries is valid and subsisting and (ii) each material license of the Parent Intellectual Property Assets to a third party and each material license of Third Party Intellectual Property Assets to Parent is valid, subsisting and enforceable.

          (g) To the knowledge of Parent, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there is no unauthorized use, infringement or misappropriation of any of Parent's Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of Parent or any of its subsidiaries.

          SECTION 3.20. Product Liability and Recalls. (a) Except as set forth in the Parent SEC Documents, to Parent's knowledge, there is no claim, pending or threatened, against Parent or any of its subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by Parent or any of its subsidiaries, including claims arising out of the defective or unsafe nature of its products or services, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (b) Except as set forth in the Parent SEC Documents, there is no pending or, to the knowledge of Parent, threatened recall or investigation of any product sold by Parent, which recall or investigation would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (c) All of the test results or other information submitted in the past five years by Parent to any Governmental Authority or independent testing agency for the rating or certification of any product or facility were, to the knowledge of Parent at the time of such submission, true and correct in all material respects.

          SECTION 3.21. Ownership of Parent and Merger Sub. Merger Sub is a direct, wholly-owned subsidiary of Parent.

          SECTION 3.22. No Prior Activities. (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

          (b) Except for obligations or liabilities incurred by Merger Sub in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

          SECTION 3.23. Ownership Interest in the Company. Other than by reason of this Agreement or the transactions contemplated hereby, neither Parent nor any of its affiliates is an "interested stockholder" of the Company, as that term is defined in Section 203 of the DGCL.

          SECTION 3.24. Tax Treatment. Neither Parent nor Merger Sub has taken or agreed to take any action or failed to take any action, nor is Parent or Merger Sub aware of any facts or circumstances, that would prevent the Merger from qualifying as a reorganization within the meaning of section 368(a) of the Code.

                                 ARTICLE IV

                   CONDUCT OF BUSINESS PENDING THE MERGER
                   --------------------------------------

          SECTION 4.01. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, and except as set forth in Section 4.01 of the Company Disclosure Schedule, or as required by law with prompt notification to Parent, the Company shall conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, as set forth in Section 4.01 of the Company Disclosure Schedule or as required by law with advance written notification to Parent, neither the Company nor any of its subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or publicly propose to do, any of the following without the prior written consent of Parent, which, in the case of clauses (c), (d)(i) (but only in respect of cross-border dividends by a subsidiary), (d)(iv), (e)(iv), (f), (h) or (i), will not be unreasonably withheld or delayed:

          (a) amend or otherwise change the Company Charter Documents;

          (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company, any of its subsidiaries or affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Company Stock Options or Company Convertible Notes outstanding on the date hereof, or the issuance by a wholly owned subsidiary of shares of capital stock to its parent or for the issuance by a subsidiary of directors qualifying shares as required by applicable law);

          (c) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice,
(ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $500,000 in the aggregate);

          (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of the Company may declare and pay a dividend to its parent that is not a cross-border dividend, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except (A) as required by the terms of any security as in effect on the date hereof and set forth in Section 4.01 of the Company Disclosure Schedule, (B) for the redemption of the Rights to permit or facilitate the Merger and (C) to the extent necessary to effect withholding to meet minimum tax withholding obligations in connection with the exercise of any Company Stock Option, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Company Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, or (iv) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of a stockholder equity interest in the Company;

          (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof other than those listed on Section 4.01 of the Company Disclosure Schedule; (ii) incur any indebtedness for borrowed money, except for (A) borrowings and reborrowings under the Company's or any of its subsidiaries' existing committed or uncommitted credit facilities listed on Section 4.01 of the Company Disclosure Schedule, as in effect on the date of this Agreement, in the ordinary course of business and (B) other borrowings not in excess of $1,000,000 in the aggregate;
(iii) issue any debt securities or assume, guarantee (other than guarantees of the Company's subsidiaries entered into in the ordinary course of business and except as required by any agreement in effect on the date hereof and identified in Section 4.01 of the Company Disclosure Schedule) or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice (but not loans or advances to employees of the Company to fund the exercise price of Company Stock Options or otherwise to purchase shares of the Company Common Stock);
(iv) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $40 million over the next 12-month period; or (v) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this
Section 4.01(e);

          (f) except as set forth in Section 4.01 of the Company Disclosure Schedule, as required by law or as provided in an existing obligation of the Company, (i) increase the compensation or severance payable or to become payable to its directors, officers, employees or consultants, except for increases in salary or wages of employees of the Company or its subsidiaries, including in connection with promotions, in accordance with past practices; (ii) grant any severance or termination pay (except to make payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations) to, or enter into or amend any employment or severance agreement, with any current or prospective employee of the Company or any of its subsidiaries, except for new hire employees in the ordinary course of business whose annual salary does not exceed $150,000 and whose severance benefits do not exceed one times annual salary; or (iii) establish, adopt, enter into or amend any collective bargaining agreement, Company Employee Plan, including, without limitation, any plan that provides for the payment of bonuses or incentive compensation, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, except, in each case, as may be required by law or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, Company Employee Plan, trust, fund, policy or arrangement.

          (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by a change in GAAP occurring after the date hereof;

          (h) make any material tax election or settle or compromise any material United States federal, state, local or non-United States tax liability;

          (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $1,000,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Documents or incurred in the ordinary course of business and consistent with past practice; or

          (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect such that the conditions in
Section 6.02(a) would not be satisfied or prevent the Company from performing or cause the Company not to perform its covenants hereunder such that the condition in Section 6.02(b) would not be satisfied.

          SECTION 4.02. No Solicitation. (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving the Company or any subsidiaries of the Company that if consummated would constitute an Alternative Transaction (as defined below) (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"). Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (i) furnishing information to a third party which has made a bona fide Acquisition Proposal that the Board of Directors of the Company concludes in good faith after consulting with a nationally recognized investment banking firm would, if consummated, constitute a Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that such third party has executed an agreement with confidentiality provisions substantially similar to those of the Company Confidentiality Agreement or
(ii) subject to compliance with the other terms of this Section 4.02, including Sections 4.02(c) and (d), considering and negotiating a bona fide Acquisition Proposal that the Board of Directors of the Company concludes in good faith after consulting with a nationally recognized investment banking firm would, if consummated, constitute a Superior Proposal not solicited in violation of this Agreement; provided, however, that, as to each of clauses (i) and (ii), (x) such actions occur at a time prior to approval of the Merger and this Agreement at the Company Stockholders Meeting and (y) the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Fried, Frank, Harris, Shriver & Jacobson) that it is or is reasonably likely to be required to do so in order to discharge properly its fiduciary duties.

          For purposes of this Agreement, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party") acquires or would acquire more than 25% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires or would acquire more than 25% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company and securities of the entity surviving any merger or business combination including any of the Company's subsidiaries) of the Company, or any of its subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 25% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving the Company or any "significant subsidiary" (as defined in Rule 1-02 under Regulation S-X) of the Company, other than the transactions contemplated by this Agreement; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

          For purposes of this Agreement, a "Superior Proposal" means any proposal made by a Third Party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 90% or more of the Company Common Stock entitled to vote generally in the election of directors or all or substantially all of the assets of the Company, on terms which the Board of Directors of the Company reasonably believes (after consultation with a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated by this Agreement, taking into account at the time of determination any changes to the financial terms of this Agreement proposed by Parent; provided, however, that a Superior Proposal may be subject to a due diligence review of confidential information and to other customary conditions.

          (b) The Company shall notify Parent promptly (but in no event later than 5:00 p.m. New York Time on the next business day) after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the person making the Acquisition Proposal or intending to make an Acquisition Proposal or requesting non-public information or access to the books and records of the Company, the terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal, and whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.02(a). The Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such Acquisition Proposal, indication or request. The Company shall also promptly notify Parent, orally and in writing, if it enters into negotiations concerning any Acquisition Proposal. Notwithstanding any other provision of this Section 4.02(b), the Company shall not be under any obligation to make any disclosure to Parent in respect of an Acquisition Proposal if such disclosure would violate any confidentiality agreement to which the Company is a party as of the date hereof; provided, however, that the Company shall not take any action permitted by clauses (i) or (ii) of Section 4.02(a) in respect of any Acquisition Proposal unless the Company complies with the provisions of this Section 4.02(b) in respect thereof.

          (c) Except to the extent the Board of Directors of the Company reasonably determines in good faith (after due consultation with independent counsel, which may be Fried, Frank, Harris, Shriver & Jacobson) that it is or is reasonably likely to be required to act to the contrary in order to discharge properly its fiduciary duties, neither the Company nor the Board of Directors of the Company shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval by such Board of Directors of this Agreement or the Merger (and, with respect to the approval, recommendation or entering into of any Acquisition Proposal, it may take such contrary action only after the second full business day (disregarding any partial business days) following Parent's and Merger Sub's receipt of written notice of the Board of Directors' intention to do so).

          (d) The Company and the Board of Directors of the Company shall not (i) redeem the rights (the "Rights") issued under the Rights Agreement, dated as of January 6, 1997, as amended, between the Company and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (the "Rights Agreement"), or waive or amend any provision of the Rights Agreement, in any such case to permit or facilitate the consummation of any Acquisition Proposal or Alternative Transaction, or
(ii) enter into any agreement (other than a confidentiality agreement entered into not in violation of Section 4.02(a)) with respect to, or otherwise approve or recommend, or propose to approve or recommend, any Acquisition Proposal or Alternative Transaction, unless this Agreement has been terminated in accordance with its terms. It is understood and agreed that a deferral of the distribution of Rights following the commencement of a tender offer or exchange offer shall not be prohibited hereunder.

          (e) Nothing contained in this Section 4.02 shall prohibit the Company from taking and disclosing to its stockholders a position required by Rules 14e-2(a) and 14d-9 promulgated under the Exchange Act or from making any disclosure to its stockholders required by applicable law, rule or regulation or by the NYSE.

          (f) Subject to the other provisions of this Section 4.02, the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger
Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party (i) from the confidentiality provisions of, or (ii) except with respect to a party to whom the Board of Directors is permitted to furnish information or with whom the Board of Directors is permitted to negotiate pursuant to Section 4.02(a), from the standstill provisions of, any agreement to which the Company is a party.

          (g) The Company shall ensure that the officers and directors of the Company and the Company's subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.02. It is understood that any violation of the restrictions set forth in this Section 4.02 by any officer or director of the Company or the Company subsidiaries, any investment banker, attorney or other advisor or representative of the Company engaged in respect of the transactions contemplated by this Agreement or any other advisor or representative of the Company acting at the Company's direction or with the Company's consent, shall be deemed to be a breach of this
Section 4.02 by the Company.

          (h) No action taken in respect of an Acquisition Proposal which is expressly permitted by the provisions of this Section 4.02 shall constitute a breach of any other provision of this Agreement.

          SECTION 4.03. Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, except as set forth in Section 4.03 of the Parent Disclosure Schedule or unless the Company shall otherwise agree in writing, Parent shall take all action necessary so that (i) Parent shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, including actions taken by Parent or its subsidiaries in contemplation of consummation of the Merger or other business acquisitions otherwise in compliance with this Agreement, and (ii) Parent shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

          (a) amend or otherwise change the Parent Charter Documents, except as contemplated by this Agreement;

          (b) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, or dispose of any assets, which, in any such case, would materially delay or prevent the consummation of the Merger and the other transactions contemplated by this Agreement or materially alter the nature or character of the business of Parent as it is presently conducted;

          (c) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Parent may declare and pay a dividend to its parent;

          (d) take any action to change its accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by a change in GAAP occurring after the date hereof; or

          (e) take or agree in writing or otherwise to take any of the actions described in Sections 4.03(a) through (d) above, or any actions that would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect such that the conditions in
Section 6.03(a) would not be satisfied or prevent Parent from performing or cause Parent not to perform its covenants hereunder such that the condition in Section 6.03(b) would not be satisfied.

                                 ARTICLE V

                           ADDITIONAL AGREEMENTS
                           ---------------------

          SECTION 5.01. Joint Proxy Statement/Prospectus; Registration Statement. (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and Parent shall file with the SEC, preliminary proxy materials which shall constitute the Joint Proxy Statement/Prospectus and, if the parties so agree at the time, the Registration Statement. Parent shall furnish all information concerning Parent required to be contained in the Joint Proxy Statement/Prospectus, and the Company shall furnish all information concerning the Company required to be contained in the Joint Proxy Statement/Prospectus.

          As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, Parent shall file (and the Company shall cooperate with Parent in connection with the filing) with the SEC the definitive Joint Proxy Statement/Prospectus and the Registration Statement (or, if the Registration Statement has been previously filed, an amendment thereto) relating to approval of this Agreement by the Company's stockholders as set forth in Section 2.04(b), to the approval of the Parent Stockholders Meeting Proposals by the Parent's stockholders as provided in
Section 3.13(a) and to the payment of the Merger Consideration in the form of Parent Common Stock pursuant to this Agreement, and shall use all reasonable efforts to cause the Registration Statement to become effective.

          Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under the applicable state securities laws in connection with the issuance of Parent Common Stock in connection with the Merger. The Company shall furnish to Parent all information concerning the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Joint Proxy Statement/Prospectus.

          The Company and Parent shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials in connection with any filing made pursuant hereto and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any other filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any other filing. Neither Parent nor the Company will file any amendment or supplement to, or any correspondence to the SEC or its staff with respect to, the Joint Proxy Statement/Prospectus, without providing the other party a reasonable opportunity to review and comment thereon.

          Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          If at any time prior to the respective vote of stockholders at the Stockholders Meeting any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either of the Registration Statement or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement, the Joint Proxy Statement/Prospectus or any other filing, the Company or Parent will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials and/or mailing to stockholders of Company, such amendment or supplement.

          (b) Parent shall include as an exhibit to the Registration Statement tax opinions of Kramer Levin Naftalis & Frankel LLP and Fried, Frank, Harris, Shriver & Jacobson, in form and substance reasonably satisfactory to Parent and Merger Sub and to the Company, on the basis of customary representations, warranties and covenants of Parent and the Company and assumptions set forth in such opinions, in compliance with the provisions of Item 601(b)(8) of Regulation S-K.

          SECTION 5.02. Stockholders Meetings. (a) The Company shall establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting as promptly as practicable for the purpose of voting upon the approval of this Agreement, and the Company shall use all reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company's stockholders and to hold the Company Stockholders Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act. The Company shall solicit from its stockholders proxies in favor of approval of this Agreement and shall take all other reasonable action necessary or advisable to secure the vote or consent of stockholders in favor of such approval. The Joint Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of adoption of this Agreement. Notwithstanding anything to the contrary set forth in Section 5.01 or this
Section 5.02, the Company shall not be obligated to take the action set forth in this Section 5.02(a) to the extent that the Board of Directors of the Company reasonably determines (after due consultation with independent counsel, which may be Fried, Frank, Harris, Shriver & Jacobson) that such action is, or is reasonably likely to be, inconsistent with the proper discharge of its fiduciary duties.

          (b) Parent shall establish a record date for, duly call, give notice of, convene and hold the Parent Stockholders Meeting as promptly as practicable for the purpose of voting upon the Parent Stockholder Meeting Proposals, and Parent shall use all reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Parent's stockholders and to hold the Parent Stockholders Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall solicit from its stockholders proxies in favor of approval of this Agreement and shall take all other reasonable action necessary or advisable to secure the vote or consent of stockholders in favor of such approval. The Joint Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of Parent in favor of the Parent Stockholders Meeting Proposals. Notwithstanding anything to the contrary set forth in Section 5.01 or this Section 5.02, Parent shall not be obligated to take the action set forth in the preceding sentences of this
Section 5.02(b) to the extent that the Board of Directors of Parent determines (after due consultation with independent counsel, which may be Kramer Levin Naftalis & Frankel LLP) that such action is, or is reasonably likely to be, inconsistent with the proper discharge of its fiduciary duties.

          SECTION 5.03. Access to Information; Confidentiality. (a) Upon reasonable notice and subject to restrictions contained in confidentiality agreements (from which such party shall use reasonable efforts to be released), the Company shall (and shall cause its subsidiaries to) and Parent shall (and shall cause its subsidiaries to) (i) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period after the execution and delivery of this Agreement and prior to the Effective Time, to the properties, books, contracts, commitments and records of the Company or the Parent, as applicable, and, (ii) during such period, furnish promptly to the other all information concerning the business, properties and personnel of the Company or the Parent, as applicable, as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company's or Parent's, as applicable, business, properties and personnel as either Parent or the Company may reasonably request. All such information shall be kept confidential in accordance with the terms of the confidentiality letter, dated July 27, 2001 (the "Parent Confidentiality Agreement"), from Parent to the Company and the confidentiality letter, dated July 30, 2001 (the "Company Confidentiality Agreement") from the Company to Parent, and such information shall not be used by a party for any purpose other than completing this Agreement or subsequently acting in accordance with its terms. Notwithstanding the provisions of this Section 5.03, a party will not be required to provide access or to disclose information where such access or disclosure would violate any law or any confidentiality agreement in effect on the date hereof between such party and a third party or, in the opinion of counsel to such party, would result in the waiver of any attorney-client privilege or work-product protection.

          SECTION 5.04. Consents; Approvals. (a) The Company and Parent shall each use its reasonable best efforts to obtain and to cooperate with each other in order to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and non-United States governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and non-United States governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. Each of the Company and Parent shall furnish all information in its possession required for any application or other filing to be made pursuant to the rules and regulations of any United States or non-United States governmental body in connection with the transactions contemplated by this Agreement.

          (b) Each of the Company and Parent shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under Section 5.01 and this Section 5.04 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

          SECTION 5.05. Agreements with Respect to Affiliates. The Company shall deliver to Parent, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Company Affiliate Letter") identifying all persons who are, at the time of the Company Stockholders Meeting, anticipated to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Rule 145"). The Company shall use its commercially reasonable efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent prior to the Effective Time a written agreement in connection with restrictions on affiliates under Rule 145, in a form mutually agreeable to the Company and Parent.

          SECTION 5.06. Indemnification and Insurance. (a) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company Charter Documents, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

          (b) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-laws, indemnify and hold harmless each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company Charter Documents or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received; provided that the Indemnified Parties shall be required to reimburse the Surviving Corporation for such payments in the circumstances and to the extent required by the Company Charter Documents, any applicable contract or agreement or applicable law and (iii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the final disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction (other than local counsel) with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction (other than local counsel).

          (c) The Surviving Corporation shall assume, honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements, employment agreements, severance agreements, retention bonuses and similar agreements (the parties under such agreements being referred to as the "Covered Persons") with the Company's directors and officers existing at or before the Effective Time, provided such agreements (x) do not violate Section 4.01(f) or (y) are entered into pursuant to this
Section 5.06.

          (d) In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers (and former directors and officers, to the extent covered under the Company's current insurance and indemnification policy for directors and officers) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

          (e) From and after the Effective Time, Parent shall unconditionally guarantee the timely payment of all funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 5.06.

          (f) This Section 5.06 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties and the Covered Persons, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties and the Covered Persons.

          (g) Parent and Merger Sub agree that Ronald A. Ostertag, on behalf of the Company, may grant the retention bonuses to be paid to employees of the Company as described in Section 5.06 of the Company Disclosure Schedule.

          SECTION 5.07. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of a covenant for the purposes of Sections 6.02(b), 6.03(b) or 7.01(h), unless the failure to give such notice results in material prejudice to the other party.

          SECTION 5.08. Further Action/Tax Treatment. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include the obligation by the Company or Parent to agree to divest, abandon, license, hold separate or take similar action with respect to any assets (tangible or intangible) which are, in the aggregate material to Parent or the Company, as applicable.

          (b) Notwithstanding anything herein to the contrary, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Merger to qualify, and will not (both before and after the Effective Time) take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Parent shall, and shall cause the Surviving Corporation to, report, to the extent required by the Code or the regulations thereunder, the Merger for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Each of Parent and the Company shall make, and shall cause their affiliates to make, such representations, warranties and covenants as shall be requested reasonably in the circumstances by Kramer Levin Naftalis & Frankel LLP and Fried, Frank, Harris, Shriver & Jacobson in order for such firms to render their opinions referred to in Sections 5.01(b), 6.02(e) and 6.03(e).

          SECTION 5.09. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any written public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by law (including, without limitation, Rules 165 and 425 under the Securities Act and Rule 14a-12 under the Exchange Act) or the rules and regulations of the NYSE, if it has used all reasonable efforts to consult with the other party.

          SECTION 5.10. Parent Common Stock. Parent shall use its best efforts to cause the Parent Common Stock to be issued to the holders of Company Common Stock in the Merger to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

          SECTION 5.11. Stock Option Plans, etc. (a) At the Effective Time, Parent shall, and shall cause its affiliates to, take all necessary action to provide that each outstanding Company Stock Option shall continue to have, and be subject to, the same terms and conditions set forth in the relevant Company Stock Option Plan (and any related agreements not entered into in contravention of this Agreement) immediately prior to the Effective Time; except that (i) each Company Stock Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option, immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of such Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of the Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent (each such Company Stock Option, as modified, an "Adjusted Option"); provided, however, that to the extent that any Company Stock Option is intended to qualify as an incentive stock option pursuant to section 422 of the Code immediately prior to the Effective Time, the provisions of this Section 5.11 shall be applied in good faith to comply with sections 422 and 424(a) of the Code.

          (b) Parent will take all corporate action necessary to reserve for issuance, as of the Effective Time a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Adjusted Options and to deliver to holders of Adjusted Options, upon the exercise of such options, Parent Common Stock listed on the NYSE.

          (c) Not later than 15 days following the Effective Time, Parent
(i) shall file with the SEC a registration statement on Form S-8 of the SEC (or any successor or other appropriate form) with respect to the shares of Parent Common Stock issuable upon the exercise of the Adjusted Options and shall use reasonable best efforts thereafter to maintain the effectiveness of such registration statement and (ii) shall deliver to holders of the Adjusted Options a prospectus or prospectuses relating to such registration statement and thereafter maintain the current status of such prospectus or prospectuses, until all of the Adjusted Options have been exercised, expired or forfeited.

          (d) Prior to the Effective Time, Parent and the Company shall take all such reasonable steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each officer and director of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

          SECTION 5.12. Certain Employee Benefits. (a) For the period from the Effective Time through December 31, 2001 (the "Benefits Continuation Period"), Parent shall cause the Surviving Corporation to provide each person who, as of the Effective Time, is an employee of the Company or any subsidiary of the Company (a "Company Employee") with salary and employee benefits that are comparable in the aggregate to those provided to such Company Employee immediately prior to the Effective Time, provided, however, that, (i) consistent with the foregoing, the Surviving Corporation shall have the right to amend any Company Employee Plan in accordance with the terms of such Company Employee Plan. Notwithstanding the foregoing, for a period of six months following the Effective Time, the Surviving Corporation shall not terminate or amend in a manner adverse to any Company Employee the General Semiconductor, Inc. Severance Plan, as in effect on the date hereof. After the Benefits Continuation Period, Parent shall cause the Surviving Corporation to provide each Company Employee with salary and employee benefits that are comparable in the aggregate to those provided to similarly situated employees of Parent or its subsidiaries.

          (b) With respect to the benefits provided pursuant to this
Section 5.12, service accrued by Company Employees during employment with the Company and its subsidiaries (including any predecessor entity) prior to the Effective Time shall be recognized for all purposes except for benefit accruals under defined benefit pension plans.

          (c) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor in accordance with their terms all benefits and obligations under the Company Employee Plans, including without limitation each employment, severance or change in control agreement, plan or arrangement, each as in effect on the date of this Agreement (or as amended as contemplated hereby or with the prior written consent of Parent), provided, however, that except as precluded by law or the terms of a Company Employee Plan and, subject to Section 5.12(a) hereof, nothing herein shall prevent the Surviving Corporation or any other subsidiary of Parent from amending or modifying any employee benefit plan, program or arrangement in any respect or terminating or modifying the terms and conditions of employment or other service of any particular employee or any other person.

          (d) It is expressly agreed that the provisions of Section 5.12 are not intended to be for the benefit of or otherwise enforceable by any third party, including, without limitation, any Company Employees.

          (e) The Company shall amend its 401(k) savings plan and any other Company Employee Plan which permits participants to elect to invest in stock of the Company, as necessary, to preclude any additional purchases of stock of the Company, as of the date two (2) days prior to the Effective Time, and the Company shall communicate this amendment to the participants in such plans.

          SECTION 5.13. Rights Agreement. As promptly as practicable on or after the date of this Agreement, the Board of Directors of the Company shall take all action necessary in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.

          SECTION 5.14. Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time, and the Company shall be responsible for the payment of all such taxes and fees. If the Merger is consummated, in no event shall Parent or any affiliate thereof (other than a subsidiary of the Company) reimburse the Company for the payment of such taxes and fees.

          SECTION 5.15. Accountant's Letters. Upon reasonable notice from the other, the Company shall use its reasonable efforts to cause Deloitte & Touche LLP to deliver to Parent, and Parent shall use its reasonable efforts to cause Ernst & Young LLP to deliver to the Company, a letter covering such matters as are reasonably requested by Parent or the Company, as the case may be, and as are customarily addressed in accountants' "comfort letters."

          SECTION 5.16. Compliance with State Property Transfer Statutes. The Company agrees that it shall use its reasonable commercial efforts to comply promptly with all requirements of applicable state property transfer laws as may be required by the relevant state agency and shall take all action reasonably necessary to cause the transactions contemplated hereby to be effected in compliance with applicable state property transfer laws. The Company, after consultation with Parent, shall determine which actions must be taken prior to or after the Effective Time to comply with applicable state property transfer laws, except where the failure to so comply will not materially affect the right to use or enjoy any applicable property after the Effective Time. The Company agrees to provide Parent with any documents required to be submitted to the relevant state agency prior to submission. Parent shall provide to the Company any assistance reasonably requested by the Company with respect to such compliance.

          SECTION 5.17. Parent Director. Subject to applicable fiduciary obligations of Parent's Board of Directors, Parent shall take all such actions as are required to cause its Board of Directors to be expanded by one member and to elect or appoint Ronald Ostertag as a director of Parent at or as soon as practicable following the Effective Time. Thereafter, Parent shall take all action necessary to cause Ronald Ostertag to continue to serve as a director of Parent until at least the date of the third annual meeting of stockholders following the Effective Time. Mr. Ostertag shall be entitled as a director of Parent after the Effective Time to exculpation, indemnification and reimbursement of expenses pursuant to terms and conditions identical to the terms and conditions applicable to all other directors of Parent included in the Parent Charter Documents and will be entitled to coverage under the directors' and officers' liability and fiduciary liability insurance policies and any indemnification agreements maintained or entered into by Parent on the same terms as applicable to the other directors of Parent.

                                 ARTICLE VI

                          CONDITIONS TO THE MERGER
                          ------------------------

          SECTION 6.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Effectiveness of the Registration Statement. The SEC shall have declared the Registration Statement effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

          (b) Stockholder Approval. This Agreement shall have been approved by the requisite vote of the stockholders of the Company, and the Parent Stockholders Meeting Proposals shall have been approved by the stockholders of Parent;

          (c) Antitrust. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all clearances and approvals required to be obtained in respect of the Merger prior to the Effective Time under any Non-U.S. Monopoly Laws shall have been obtained, except where the failure to have obtained any such clearances or approvals with respect to any Non-U.S. Monopoly Laws would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or Parent;

          (d) Governmental Actions. There shall not have been instituted and pending any action by any Governmental Authority that is reasonably to be expected to result in an order, nor shall there be in effect any judgment, decree or order of any Governmental Authority (i) preventing the consummation of the Merger or (ii) compelling Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries) to dispose of or hold separate assets which are material, in the aggregate, to Parent or its subsidiaries taken as a whole, or to the Surviving Corporation and its subsidiaries taken as a whole; and

          (e) Illegality. No statute, rule, regulation, executive or other order, ruling or injunction shall have been enacted, promulgated, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or that prohibits, restrains or enjoins consummation of the Merger.

          SECTION 6.02. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

          (a) Representations and Warranties. (I) The representations and warranties, (other than those contained in Sections 2.03, 2.04, 2.13, 2.18 and 2.23) of the Company contained in this Agreement (which for purposes of this Section 6.02(a), shall be interpreted without giving effect to the words "materially" or "material," individually or as it appears in the defined term "Material Adverse Effect" or qualifications or exceptions based on such terms) shall be true and correct in all respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement,
(ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), or (iii) where the failure to be so true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, and (II) the representations and warranties of the Company contained in Sections 2.03, 2.04, 2.13, 2.18 and 2.23 shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except for any representations and warranties contained therein which address matters only as of a particular date (which shall have been true and correct in all material respects as of such date); and Parent and Merger Sub shall have received a certificate of the Company to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company;

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of the Company; provided, however, that unless the Company knowingly breaches Section 4.01(j), the Company shall be deemed to have complied with Section 4.01(j) unless the failure to comply with such section also results in the failure of the condition set forth in Section 6.02(a);

          (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on the Company or Parent;

          (d) Rights Agreement. A Distribution Date shall not have occurred under the Rights Agreement, and the Rights shall be inapplicable to the Merger and to the other transactions contemplated by this Agreement; and

          (e) Tax Opinion. Parent shall have received a written opinion of Kramer Levin Naftalis & Frankel LLP, in form and substance reasonably satisfactory to Parent, delivered and dated as of the date of the Effective Time and on the basis of customary representations, warranties and covenants of Parent and the Company and assumptions set forth in such opinion, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

          SECTION 6.03. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

          (a) Representations and Warranties. (I) The representations and warranties (other than those contained in Sections 3.03, 3.04, 3.13 and 3.18) of Parent contained in this Agreement (which for purposes of this
Section 6.03(a), shall be interpreted without giving effect to the words "materially" or "material," individually or as it appears in the defined term "Material Adverse Effect" or qualifications or exceptions based on such terms) shall be true and correct in all respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), or (iii) where the failure to be so true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, and (II) the representations and warranties of Parent contained in Sections 3.03, 3.04, 3.13, and 3.18 shall be true and correct in all material respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for any representations and warranties contained therein which address matters only as of a particular date (which shall have been true and correct in all material respects as of such date); and the Company shall have received a certificate of Parent to such effect signed by the Chief Executive Officer or Chief Financial Officer of Parent;

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate of Parent to such effect signed by the President or Chief Financial Officer of Parent; provided, however, that unless Parent knowingly breaches Section 4.03(e), Parent shall be deemed to have complied with Section 4.03(e) unless the failure to comply with such section also results in the failure of the condition set forth in Section 6.03(a);

          (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent or Merger Sub for the authorization, execution and delivery of this Agreement, and the consummation by them of the transactions contemplated hereby and thereby shall have been obtained and made by Parent or Merger Sub, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on the Company or Parent;

          (d) Listing. The Parent Common Stock to be issued by Parent in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance; and

          (e) Tax Opinion. The Company shall have received a written opinion of Fried, Frank, Harris, Shriver & Jacobson, in form and substance reasonably satisfactory to the Company, delivered and dated as of the date of the Effective Time and on the basis of customary representations, warranties and covenants of Parent and the Company and assumptions set forth in such opinion, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.


                                ARTICLE VII

                                TERMINATION
                                -----------

          SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

          (b) by either Parent or the Company if the Merger shall not have been consummated by January 31, 2002 (other than for the reasons set forth in clause (d) below); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date; or

          (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (d) by either Parent or the Company, if (i) the stockholders of the Company shall not have approved this Agreement at the Company Stockholders Meeting; provided, however, that the Company may not terminate pursuant to this clause if the Company has not complied with its obligations under Section 5.02; or if (ii) the stockholders of the Parent shall not have approved the Parent Stockholders Meeting Proposals at the Parent Stockholders Meeting; provided, however, that Parent may not terminate pursuant to this clause if Parent has not complied with its obligations under Section 5.02; or

          (e) by Parent, if, whether or not permitted to do so by this Agreement, the Board of Directors of the Company or the Company shall (i) withdraw, modify or change its approval, adoption or recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so; (ii) approve or recommend to the stockholders of the Company an Alternative Transaction; (iii) approve or recommend that the stockholders of the Company tender their shares in any tender or exchange offer that is an Alternative Transaction; or (iv) fail to include the recommendation of the Board of Directors of the Company in favor of approval of this Agreement pursuant to Section 5.02(a) or fail to take the action required by the second sentence of Section 5.02(a) (it being understood and agreed that a communication by the Board of Directors of the Company to the Company's stockholders pursuant to Rule 14d-9(f)(3) or 14(e)(2)of the Exchange Act, or any similar type of communication to the Company's stockholders in connection with the making or amendment of a tender offer or exchange offer, shall not be deemed to constitute a basis for termination under this Section 7.01(e)); or

          (f) by Parent or the Company, if any representation or warranty of the Company, or Parent and Merger Sub, respectively, set forth in this Agreement shall be untrue when made, such that the conditions set forth in Sections 6.02(a) or 6.03(a), as the case may be, would not be satisfied (in either case a "Terminating Misrepresentation"); provided that if such Terminating Misrepresentation is curable prior to January 31, 2002 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(f); or

          (g) by Parent or the Company, if any representation or warranty of the Company, or Parent and Merger Sub, respectively, set forth in this Agreement shall have become untrue, such that the conditions set forth in Sections 6.02(a) or 6.03(a), as the case may be, would not be satisfied (in either case, a "Terminating Change"), in either case other than by reason of a Terminating Breach (as hereinafter defined); provided that if any such Terminating Change is curable prior to January 31, 2002 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts, and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(g); or

          (h) by Parent or the Company, upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement such that the conditions set forth in Sections 6.02(b) or 6.03(b), as the case may be, would not be satisfied (a "Terminating Breach"); if such Terminating Breach is curable prior to January 31, 2002 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.01(h); or

          (i) by the Company, if (w) the Board of Directors of the Company shall have authorized the Company, subject to complying with the terms of this Agreement, including Section 4.02, to enter into a definitive agreement with respect to a Superior Proposal and the Company shall have notified Parent in writing that it intends to enter into such an agreement, attaching a summary of the material terms thereof, (x) Parent shall not have made, within two full business days (disregarding any partial business days) of receipt of the Company's written notification of its intention to enter into a definitive agreement with respect to a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal, (y) the Company prior to such termination pursuant to this clause (i) shall have paid to Parent in immediately available funds the Fee and the Expenses required to be paid pursuant to Section 7.03(b), and (z) this Agreement shall not theretofore have been approved at the Company Stockholders Meeting; or

          (j) by the Company, if, whether or not permitted to do so by this Agreement, the Board of Directors of Parent or Parent shall (i) withdraw, modify or change its approval, adoption or recommendation of the Parent Stockholders Meeting Proposals in a manner adverse to the Company or (ii) fail to include the recommendation of the Board of Directors of Parent in favor of approval of the Parent Stockholders Meeting Proposals pursuant to
Section 5.02(b) or fail to take the action required by the second sentence of Section 5.02(b); or

          (k) by the Company, if any party to a Voting Agreement shall repudiate such agreement or such agreement shall otherwise be unenforceable, provided that the Company shall not be entitled to terminate this Agreement under this Section 7.01(k) as a result of the death or incapacity of either of the stockholders that are parties to the Voting Agreements or any circumstances arising from such death or incapacity.

          SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except that (i) the Company, Parent or Merger Sub may have liabilities or obligations as set forth in Section 7.03 and as set forth in or contemplated by Section 8.01 hereof. Notwithstanding the foregoing, nothing herein shall relieve the Company, Parent or Merger Sub from liability for any willful breach hereof or willful misrepresentation herein (it being understood that (x) the provisions of Section 7.03 do not constitute a sole or exclusive remedy for such willful breach or misrepresentation and (y) the mere existence of a Material Adverse Effect, by itself, shall not constitute such a willful breach).

          SECTION 7.03. Fees and Expenses. (a) Except as set forth in this
Section 7.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that if the Merger is not consummated, Parent and the Company shall share equally (i) all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) conveyance and similar taxes required to be paid by the Company prior to the Effective Time pursuant to Section 5.14.

          (b) The Company shall pay Parent a fee of $22.5 million (the "Fee"), and shall pay Parent's actual, documented and reasonable out-of-pocket expenses, relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of counsel and accountants and out-of-pocket expenses (but not fees) of financial advisors) ("Expenses," as applicable to Parent or the Company), in a combined amount not to exceed $1.0 million, upon the first to occur of any of the following events:

          (i) the termination of this Agreement by Parent or the Company pursuant to Section 7.01(d) following the Company Stockholder Meeting at which the stockholders of the Company failed to approve this Agreement, provided that the Alternative Transaction Condition (as defined below) is satisfied; or

          (ii) the termination of this Agreement by Parent pursuant to
Section 7.01(e); or

          (iii) the termination of this Agreement by the Company pursuant to Section 7.01(i).

          The "Alternative Transaction Condition" shall be satisfied in respect of a termination of this Agreement if (A) an Alternative Transaction shall be publicly announced by the Company or any third party during the period beginning on the date of this Agreement and ending 6 months following the date of termination of this Agreement and (B) such transaction shall at any time thereafter be consummated on terms substantially equivalent to or more favorable to the Company or its stockholders than the terms theretofore announced; provided that for purposes of this definition, the definition of Alternative Transaction set forth in Section 4.02(a) shall be modified to replace "25%," as it appears in such definition, with "40%".

          (c) Upon a termination of this Agreement by Parent pursuant to
Section 7.01(h), the Company shall pay to Parent its Expenses relating to the transactions contemplated by this Agreement in a combined amount not to exceed $1.0 million; and, in addition, the Company shall pay Parent the Fee provided that (i) such Terminating Breach is willful and (ii) the Alternative Transaction Condition is satisfied.

          (d) Upon a termination of this Agreement by Parent pursuant to
Section 7.01(f), the Company shall pay to Parent its Expenses relating to the transactions contemplated by this Agreement in a combined amount not to exceed $1.0 million. Upon termination of this Agreement by the Company pursuant to Sections 7.01(f), 7.01(h) or 7.01(j), Parent shall pay to the Company the Expenses of the Company relating to the transactions contemplated by this Agreement, in an amount not to exceed $1.0 million.

          (e) The Fee and/or Expenses payable pursuant to this Section 7.03 shall be paid within one business day after a demand for payment following the first to occur of any of the events described in the aforesaid Sections, as applicable; provided that in no event shall the Company be required to pay the Fee or any Expenses to Parent, nor shall Parent be required to pay any Expenses to the Company if, immediately prior to the termination of this Agreement, the entity otherwise entitled to receive such fee and/or expenses was in material breach of its obligations under this Agreement or, in the case of Parent, Merger Sub was in material breach of its obligations under this Agreement.

          (f) Each of the Company, Parent and Merger Sub agrees that the payments provided for in this Section 7.03 shall be the sole and exclusive remedy of Parent and Merger Sub upon a termination of this Agreement by Parent pursuant to Section 7.01(d), (e), (f), (h) or (i), and the payments provided for in this Section 7.03 shall be the sole and exclusive remedy of the Company upon a termination of this Agreement by the Company pursuant to
Section 7.01(f), (h) or (j), regardless of the circumstances giving rise to such termination; provided, however, that the foregoing shall not apply to any willful breach of this Agreement or any willful misrepresentation hereunder giving rise to such termination. Subject to Section 7.03(e), if a party is entitled to terminate this Agreement pursuant to more than one clause of Section 7.01, such party shall be entitled to receive the Fees and Expenses to which it is entitled as a result of any such termination, provided that in no event shall there be any duplication of payment.

                                ARTICLE VIII

                             GENERAL PROVISIONS
                             ------------------

          SECTION 8.01. Effectiveness of Representations, Warranties and Agreements. (a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 7.01, except that the agreements set forth in Article I and Sections 5.06, 5.08(b), 5.11, 5.12 and 5.17 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and those set forth in Sections
7.02 and 7.03 and this Article VIII shall survive termination indefinitely. The Parent Confidentiality Agreement and the Company Confidentiality Agreement shall survive termination of this Agreement in accordance with their respective terms.

          (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent on the face of such disclosure. Disclosure of any matter in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed an admission that such matter is material.

          SECTION 8.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

          (a) If to Parent or Merger Sub:

                                Vishay Intertechnology, Inc.
                                63 Lincoln Highway
                                Malvern, Pennsylvania  19355-2120
                                Attn: Avi D. Eden
                                Telecopy:    (610) 889-2161

          With a copy (which shall not constitute notice) to:

                                Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                                New York, NY  10022
                                Attn: Abbe L. Dienstag, Esq.
                                Telecopy:    (212) 715-8000
                                Confirm:     (212) 715-9100

          (b)      If to the Company:

                                General Semiconductor, Inc.
                                10 Melville Park Road
                                Melville, New York  11747
                                Attn: Stephen B. Paige, Esq.
                                Telecopy:    (631) 847-3033

          With a copy (which shall not constitute notice) to:

                                Fried, Frank, Harris, Shriver & Jacobson
                                One New York Plaza
                                New York, NY  10004
                                Attn: Lois Herzeca, Esq.
                                Telecopy:    (212) 859-4000
                                Confirm:     (212) 859-8000

          SECTION 8.03. Certain Definitions. For purposes of this
Agreement, the term:

          (a) "affiliates", with respect to any person, means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "business day" means any day other than a day on which banks in New York City are required or authorized to be closed;

          (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (d) "knowledge" means, with respect to any matter in question, that the executive officers or any employee having primary or substantial oversight responsibility for the matter of the Company or Parent, as the case may be, have or at any time had actual knowledge of such matter;

          (e) "Material Adverse Effect," when used in connection with the Company or any of its subsidiaries or Parent or any of its Subsidiaries, as the case may be, means any change, effect or circumstance that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries, taken as whole, or Parent and its subsidiaries, taken as a whole, as the case may be; provided, however, that each of the following shall be excluded from the definition of Material Adverse Effect and from any determination as to whether a Material Adverse Effect has occurred or may occur: changes, effects or circumstances, that are applicable to (A) the semiconductor industry or the discrete electronics components industry generally, (B) the United States securities markets generally, (C) personnel and other changes customarily attendant to transactions of the type contemplated by this Agreement, including, without limitation, any disruption of customer, supplier or employee relationships, (D) changes in economic, regulatory or political conditions generally, (E) the litigation brought against the Company by Siliconix Incorporated in the United States District Court for the Northern District of California and any related claims between the current parties to such litigation or between the Company and Parent (the "S Litigation") and (F) the restructuring described in Section 2.08 of the Company Disclosure Schedule.

          (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

          (g) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          When reference is made in this Agreement to the Company or Parent, such reference shall include their respective subsidiaries, as and to the extent the context so requires, whether or not explicitly stated in this Agreement.

          SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after approval of this Agreement by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

          SECTION 8.06. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 8.07. Severability. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any material manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          (b) The Company and Parent agree that the Fee provided in Section 7.03(b) is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of the Fee exceeds the maximum amount permitted by law, then the amount of the Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

          SECTION 8.08. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matters hereof and thereof, except as otherwise expressly provided herein or therein, other than the Parent Confidentiality Agreement and the Company Confidentiality Agreement.

          SECTION 8.09. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Parent and/or Merger Sub hereunder may be assigned to any direct or indirect wholly owned subsidiary of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

          SECTION 8.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.06 (which is intended to be for the benefit of the Indemnified Parties and Covered Persons and may be enforced by such Indemnified Parties and Covered Persons) and other than the right of the stockholders of the Company to receive the Merger Consideration if, but only if, the Merger is consummated and not otherwise.

          SECTION 8.11. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          SECTION 8.12. Governing Law; Jurisdiction. (a) All questions concerning the construction, validity and interpretation of this agreement and the schedules hereto will be governed by the internal law, and not the law of conflicts, of the State of Delaware.

          (b) Each of the parties to this Agreement submits to the jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties to this Agreement waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

          SECTION 8.13. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 8.14. WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 8.15 Performance of Obligations. Unless otherwise previously performed, Parent shall cause each of Merger Sub and the Surviving Corporation to perform all of its obligations set forth in this Agreement.

          SECTION 8.16 Enforcement. (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          (b) The parties agree and acknowledge that (i) each of Parent and the Company shall not, and shall cause their respective subsidiaries and affiliates not to, utilize any statement herein or the failure to make a statement herein, as evidence in support of any position of the parties or their respective subsidiaries and affiliates in the S Litigation, and (ii) the S Litigation, and the Intellectual Property Assets in issue, or which in the future become an issue in the S Litigation shall be deemed expressly excluded from the respective representations and warranties of the parties in Section 2.19 and Section 3.19.

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                VISHAY INTERTECHNOLOGY, INC.


                                By:        /s/ Avi D. Eden
                                    ----------------------------------------
                                Name:    Avi D. Eden
                                Title:   Executive Vice President
                                         and General Counsel


                                VISHAY ACQUISITION CORP.


                                By:        /s/ Avi D. Eden
                                    ----------------------------------------
                                Name:    Avi D. Eden
                                Title:   Vice President


                                GENERAL SEMICONDUCTOR, INC.


                                By:         /s/ Ronald A. Ostertag
                                    --------------------------------------
                                Name:  Ronald A. Ostertag
                                Title: COB, CEO